UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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Warner Chilcott Public Limited Company

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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April 5, 2013

Dear Shareholder:

You are cordially invited to attend Warner Chilcott Public Limited Company’s 2013 Annual General Meeting of Shareholders (the “Annual Meeting”). The meeting will be held on Tuesday, May 7, 2013, at 8:00 a.m. (local time), at The K Club, Straffan, Co. Kildare, Ireland.

Details of the business to be conducted at the Annual Meeting are provided in the attached Notice of Annual General Meeting of Shareholders and the attached Proxy Statement.

Whether or not you plan to attend the meeting in person, it is important that your shares be represented and voted at the Annual Meeting. After reading the enclosed Notice and Proxy Statement, please submit your proxy or voting instructions, even if you plan to attend the meeting in person. If you attend the Annual Meeting in person, you may revoke your proxy and vote your shares in person.

Only shareholders and persons holding proxies from shareholders may attend the Annual Meeting. If you plan to attend the Annual Meeting in person, because of security procedures, you will need to register in advance to gain admission to the Annual Meeting. You can register by checking the appropriate box indicating whether or not you will attend on the enclosed proxy card. All shareholders of record on March 15, 2013 are invited to attend the Annual Meeting. No ticket is required for admission.

In addition to registering in advance, you will be required to present a valid government-issued photo identification (e.g., driver’s license or passport) to enter the Annual Meeting. If your shares are registered in your name, you should bring a valid form of photo identification to the Annual Meeting. If your shares are held in the name of a bank, broker, trustee, custodian or other nominee (“street name”), you will need to bring a proxy or letter from such bank, broker, trustee, custodian or other nominee that confirms that you are the beneficial owner of such shares, together with a valid form of photo identification.

I look forward to greeting those of you who are able to attend.

Sincerely,

Roger M. Boissonneault

Chief Executive Officer, President and Director

The Company’s Proxy Statement is dated April 5, 2013, and is first being mailed to shareholders on or about April 5, 2013.

YOUR VOTE IS IMPORTANT

Holders of record must vote in accordance with the instructions listed on the enclosed proxy card. In order to help ensure their representation at the Annual Meeting, holders of record may submit a proxy via the Internet, by telephone or by completing, signing and dating the enclosed proxy card and returning it as promptly as possible in the enclosed postage-paid, return-addressed envelope (to which no postage need be affixed if mailed in the United States). Beneficial holders whose shares are held in street name must vote in accordance with the voting instructions provided to them by their bank, broker, trustee, custodian or other nominee. Such beneficial holders may be eligible to submit a proxy electronically or by telephone.

Warner Chilcott Public Limited Company

Registered in Ireland No. 471506

1 Grand Canal Square,

Docklands,

Dublin 2, Ireland

NOTICE OF ANNUAL GENERAL MEETING OF SHAREHOLDERS

TO BE HELD ON MAY 7, 2013

The Annual General Meeting of Shareholders (the “Annual Meeting”) of Warner Chilcott Public Limited Company (the “Company”) will be held on Tuesday, May 7, 2013, at 8:00 a.m. (local time). The meeting will take place at The K Club, Straffan, Co. Kildare, Ireland.

The purposes of the Annual Meeting are:

1.	To elect, by separate resolutions, as Class I Directors to serve on the board of directors until the Annual General Meeting in 2016 or until their successors are duly elected and qualified, the following two individuals:

a)	John P. Connaughton; and

b)	Tamar D. Howson.

John P. Connaughton’s term expires at this Annual Meeting and, being eligible, Mr. Connaughton offers himself for re-election. In addition to Mr. Connaughton, the board of directors has nominated Tamar D. Howson for election to the board of directors as a Class I director;

2.	To approve the appointment of the firm of PricewaterhouseCoopers LLP, a registered public accounting firm, as independent auditors of the Company for the year ending December 31, 2013 and to authorize the board of directors to determine the auditors’ remuneration;

3.	To approve, on an advisory basis, the compensation of the Company’s named executive officers;

4.	To receive the Company’s Irish Statutory Accounts for the fiscal year ended December 31, 2012 and the reports of the directors and auditors thereon; and

5.	To transact such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof.

The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice of Annual General Meeting of Shareholders. None of the proposals requires the approval of any other proposal to become effective. The close of business on March 15, 2013 is the record date for determining shareholders entitled to vote at the Annual Meeting. Only holders of the Company’s ordinary shares, par value $0.01 per share (the “ordinary shares” or “shares”), as of the record date are entitled to notice of, and to vote at, the Annual Meeting.

Whether or not you plan to attend the Annual Meeting in person, it is important that your shares be represented and voted at the Annual Meeting. Holders of record may submit a proxy via the Internet, by telephone or by completing, signing and dating the enclosed proxy card and returning it as promptly as possible in the enclosed postage-paid, return-addressed reply envelope. Holders of record must vote in accordance with the instructions listed on the proxy card. Beneficial holders whose shares are held in “street name” must vote in accordance with the voting instructions provided to them by their bank, broker, trustee, custodian or other nominee. Such holders may be eligible to submit a proxy electronically or by telephone. Shareholders may revoke a previously delivered proxy prior to the Annual Meeting in the manner described in the accompanying Proxy Statement. Any holder of record who is present at the Annual Meeting may vote in person instead of by proxy, thereby canceling any previous proxy. If you are a holder of record entitled to attend and vote at the Annual Meeting, then you are entitled to appoint a proxy or proxies to attend, speak and vote on your behalf at the Annual Meeting. A proxy is not required to be a shareholder of the Company. A shareholder wishing to name any person other than the individuals specified on the proxy card as his or her proxy holder may do so by crossing out the names of the designated proxy holders specified on the proxy card and inserting the name of such other person to act as his or her proxy. In that case, it will be necessary for the shareholder to sign the proxy card and deliver it in accordance with the instructions on the enclosed proxy card, with a copy to the person named as his or her proxy holder, and for the person so named to be present to vote at the Annual Meeting.

Please note that if shareholders plan to attend the Annual Meeting in person, they will need to register in advance to be admitted. Holders of record can register for the Annual Meeting by checking the appropriate box on their proxy card. The Annual Meeting will start promptly at 8:00 a.m. (local time).

In addition to registering in advance, shareholders will be required to present a valid government-issued photo identification (e.g., driver’s license or passport) to enter the Annual Meeting. Holders of record, whose shares are registered in their name, should bring a valid form of photo identification to the Annual Meeting. Beneficial holders whose shares are held in street name will need to bring a proxy or letter from their bank, broker, trustee, custodian or other nominee that confirms that such holder is the beneficial owner of such shares, together with a valid form of photo identification. Holders of record will be verified against an official list. The Company reserves the right to deny admittance to anyone who cannot adequately show proof of share ownership as of March 15, 2013.

BY ORDER OF THE BOARD OF DIRECTORS

/s/ Ryan T. Sullivan

Ryan T. Sullivan

General Counsel and Secretary

Dublin, Ireland

April 5, 2013

WARNER CHILCOTT PUBLIC LIMITED COMPANY

i

ii

WARNER CHILCOTT PUBLIC LIMITED COMPANY

PROXY STATEMENT

FOR

ANNUAL GENERAL MEETING OF SHAREHOLDERS

ANNUAL MEETING MATTERS

These proxy materials are provided in connection with the solicitation of proxies by the board of directors of Warner Chilcott Public Limited Company (the “Company”) for the Company’s 2013 Annual General Meeting of Shareholders (the “Annual Meeting”) to be held at 8:00 a.m. (local time) on Tuesday, May 7, 2013, at The K Club, Straffan, Co. Kildare, Ireland.

General Information about the Annual Meeting and Voting

General

This Proxy Statement has information about the Annual Meeting and was prepared by our management for our board of directors. This Proxy Statement and the Company’s Annual Report on Form 10-K and our Chief Executive Officer’s annual “Letter to Our Shareholders” (together, the “Annual Report”) are first being mailed to shareholders on or around April 5, 2013. The Proxy Statement, the Annual Report and the Company’s Irish Statutory Accounts are available online at www.proxyvote.com.

Purpose of the Annual Meeting

The specific proposals to be considered and acted upon at the Annual Meeting are summarized in the accompanying Notice of Annual General Meeting of Shareholders. Each proposal is described in more detail in this Proxy Statement.

Who can vote?

Our ordinary shares are listed on The NASDAQ Global Market (“NASDAQ”) under the symbol “WCRX.” The outstanding shares of the Company at March 15, 2013 consisted of 250,757,634 ordinary shares. Each shareholder of record at the close of business on March 15, 2013 is entitled to receive notice of the Annual Meeting. If our records show that you owned the shares on the record date, March 15, 2013, you are entitled to one (1) vote for each ordinary share you held on such date.

How do I vote if I am a beneficial holder whose shares are held in “street name” through a bank, broker, trustee, custodian or other nominee?

If your shares are not held in your name but instead are held in “street name” through a bank, broker, trustee, custodian or other nominee (each, a “nominee”), that nominee should provide you with instructions for voting your shares. If your shares are held in street name, you still may be eligible to submit a proxy electronically or by telephone. The instructions set forth directly below apply to record holders only and not to those whose shares are held in street name.

How do I vote if I am a holder of record whose shares are registered in my name?

If you are a holder of record entitled to attend and vote at the Annual Meeting, then you are entitled to appoint a proxy or proxies to attend, speak and vote on your behalf at the Annual Meeting. A proxy is not required to be a shareholder of the Company. Follow the instructions on the enclosed proxy card for each proposal to be considered at the Annual Meeting. You may submit a proxy via the Internet, by telephone or by completing, signing and dating the enclosed proxy card and returning it as promptly as possible in the enclosed postage-paid, return-addressed envelope. The proxy holders named on the proxy card will vote your shares as you instruct. If you sign and return the proxy card but do not vote on a proposal, the proxy holders will vote for you on that proposal. Unless you instruct otherwise, the proxy holders will vote in the manner set forth below:

1.	FOR the election of John P. Connaughton, the director nominee listed in Proposal No. 1A;

2.	FOR the election of Tamar D. Howson, the director nominee listed in Proposal No. 1B;

3.	FOR the approval of the appointment of PricewaterhouseCoopers LLP, a registered public accounting firm, as independent auditors of the Company for the year ending December 31, 2013, and to authorize the board of directors to determine the auditors’ remuneration as described in Proposal No. 2;

4.	FOR the approval, on an advisory basis, of the compensation of the Company’s Named Executive Officers (as defined in “Compensation Discussion and Analysis”) as described in Proposal No. 3; and

5.	In the manner that the proxy holders deem appropriate for any other proposal to be considered at the Annual Meeting.

The proxy holders for the shareholders are any of Roger M. Boissonneault, Paul Herendeen and Ryan T. Sullivan. A shareholder wishing to name any person other than the individuals specified on the proxy card as his or her proxy holder may do so by crossing out the names of the designated proxy holders specified on the proxy card and inserting the name of such other person to act as his or her proxy. In that case, it will be necessary for the shareholder to sign the proxy card and deliver it in accordance with the instructions on the enclosed proxy card, with a copy to the person named as his or her proxy holder, and for the person so named to be present to vote at the Annual Meeting.

May I vote in person at the Annual Meeting?

Although we encourage you to complete and return the proxy card to ensure that your vote is counted, you may attend the Annual Meeting and vote your shares in person. If you are a holder of record whose shares are registered in your name and you wish to vote at the Annual Meeting, written ballots will be available at the Annual Meeting.

If you are a beneficial owner whose shares are held in street name and you decide to attend and vote at the Annual Meeting, you will need to obtain a proxy, executed in your favor, from the holder of record to be able to vote at the Annual Meeting (a “legal proxy”).

If you vote by proxy and also attend the Annual Meeting, there is no need to vote again at the Annual Meeting unless you wish to change your vote. Note that if you plan to attend the Annual Meeting in person, you must register in advance and present the necessary identification, as described elsewhere in this Proxy Statement.

What am I being asked to vote on at the Annual Meeting?

1.	To elect two Class I Directors to serve on the board of directors until the Annual General Meeting in 2016 or until their successors are duly elected and qualified;

2.	To approve the appointment of the firm of PricewaterhouseCoopers LLP, a registered public accounting firm, as independent auditors of the Company for the year ending December 31, 2013, and to authorize the board of directors to determine the auditors’ remuneration;

3.	To approve, on an advisory basis, the compensation of the Company’s Named Executive Officers; and

4.	To transact such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof.

How does the board of directors recommend that I vote on the proposals?

The board of directors recommends that you vote your shares as follows:

1.	FOR the election of each of the nominees of the board of directors (Proposal Nos. 1A and 1B);

2.	FOR the approval of the appointment of PricewaterhouseCoopers LLP, a registered public accounting firm, as the Company’s independent auditors for the year ending December 31, 2013, and to authorize the board of directors to determine the auditors’ remuneration (Proposal No. 2); and

3.	FOR the approval, on an advisory basis, of the compensation of the Company’s Named Executive Officers (Proposal No. 3).

May I revoke my proxy?

Yes. If you are a shareholder of record, you may revoke your proxy before it is voted at the Annual Meeting by:

•	signing another proxy card with a later date and returning it so that it is received by the Company at least one hour prior to the commencement of the Annual Meeting;

•	submitting a new proxy via the Internet or by telephone prior to the deadline listed on the proxy card;

•	providing written notice to the Secretary of the Company at least one hour prior to the commencement of the Annual Meeting; or

•	attending the Annual Meeting and voting in person in accordance with the requirements described in this Proxy Statement.

If you are a beneficial holder whose shares are held in street name, you may submit new voting instructions by contacting the nominee through which you hold your shares. You may also vote in person at the Annual Meeting if you obtain a legal proxy from the shareholder of record, as described elsewhere in this Proxy Statement.

How many votes must be present to hold the Annual Meeting?

A “quorum” must be present for the Annual Meeting to be held. Pursuant to the articles of association of the Company, a “quorum” requires at least two (2) persons present in person and representing, in person or by proxy, more than 50% of the total issued voting rights of the Company’s shares. If a quorum is not present at the Annual Meeting, the Annual Meeting may be adjourned from time to time until a quorum is obtained.

How are votes counted?

Ordinary shares represented in person or by proxy, including shares that abstain or do not vote with respect to one or more of the matters presented for shareholder approval, will be counted for purposes of determining whether a quorum is present. If a beneficial holder whose shares are held in street name does not instruct its nominee how to vote its shares, such shares will be counted for purposes of determining the presence or absence of a quorum for the transaction of business. However, abstentions or broker non-votes, as described below, are not counted in the tally of votes with respect to any proposal.

Will my shares be voted if I do not provide my proxy?

If your shares are held in street name, your shares may be voted even if you do not provide your nominee in whose name the shares are held with voting instructions. These nominees have the authority, under applicable regulatory rules, to vote shares for which their customers do not provide voting instructions on certain “routine” matters.

The proposal to approve the selection of PricewaterhouseCoopers LLP, a registered public accounting firm, as the Company’s independent auditors for the year ending December 31, 2013, and to authorize the board of directors to determine the auditors’ remuneration (Proposal No. 2) is considered a “routine” matter for which these nominees may vote unvoted shares. The proposals to elect directors (Proposal Nos. 1A and 1B) and approve, on an advisory basis, the compensation of the Company’s Named Executive Officers (Proposal No. 3) are not considered “routine” matters for which these nominees may vote unvoted shares. Accordingly, if you hold your shares in street name, your nominee in whose name the shares are held is not permitted to vote your shares with respect to the election of directors and the approval, on an advisory basis, of the compensation of the Company’s Named Executive Officers if you have not provided instructions. This is called a “broker non-vote.” We strongly encourage you to submit your proxy and exercise your right to vote as a shareholder.

What does it mean if I receive more than one proxy card?

If you receive more than one proxy card, you have multiple accounts with brokers or the American Stock Transfer & Trust Company LLC, the Company’s transfer agent (the “Transfer Agent”). Please vote all of these shares. The Company encourages you to have all of your shares registered in the same name and address. You may do this by contacting your broker or the Transfer Agent. The Transfer Agent may be reached at 1-800-937-5449.

May shareholders ask questions?

Yes. Representatives of the Company will answer shareholders’ questions of general interest following the formal agenda of the Annual Meeting. In order to give a greater number of shareholders an opportunity to ask questions, individuals or groups will be allowed to ask only one question and no repetitive or follow-up questions will be permitted.

What vote is required to approve each proposal?

Under the Company’s articles of association, the nominees for director receiving the affirmative vote of a simple majority of the votes cast in person or by proxy at the Annual Meeting will be elected (Proposal Nos. 1A and 1B). If you mark your proxy to abstain from voting for a particular nominee on your proxy card, your vote will not count either “for” or “against” the nominee. The approval of the appointment of PricewaterhouseCoopers LLP, a registered public accounting firm, as independent auditors of the Company for the year ending December 31, 2013, and authorization of the board of directors to determine the auditors’ remuneration (Proposal No. 2) and the approval, on an advisory basis, of the compensation of the Company’s Named Executive Officers (Proposal No. 3) each requires the affirmative vote of a simple majority of the votes cast in person or by proxy at the Annual Meeting in order to be approved under the Company’s articles of association. Because the vote for Proposal No. 3 is an advisory vote, it will not be binding on the Company, the board of directors or any committee thereof.

Will any other matters be voted on at the Annual Meeting?

As of the date of this Proxy Statement, the Company’s management knows of no other matter that will be presented for consideration at the Annual Meeting other than those matters discussed in this Proxy Statement. If any other matters properly come before the Annual Meeting and call for a vote of shareholders, proxies properly submitted prior to the Annual Meeting will be voted in accordance with the judgment of the proxy holders.

Who is making and paying for this proxy solicitation?

This proxy is solicited on behalf of the board of directors. The Company will pay the cost of distributing this Proxy Statement and related materials. Our officers may solicit proxies electronically or by mail or telephone. Upon request, we will reimburse nominees for reasonable expenses they incur in forwarding proxy materials to beneficial owners of ordinary shares. The Company has retained Georgeson Inc. to assist in the solicitation of proxies for a fee of approximately $18,000, plus out-of-pocket expenses. Certain of the Company’s officers and employees may participate in the solicitation of proxies without additional compensation.

PRESENTATION OF IRISH STATUTORY ACCOUNTS

The Company’s Irish Statutory Accounts for the fiscal year ended December 31, 2012, including the reports of the directors and auditors thereon, will be presented at the Annual Meeting. There is no requirement under Irish law that such accounts be approved by shareholders, and no such approval will be sought at the Annual Meeting. The Company’s Irish Statutory Accounts are available with the Proxy Statement, the Annual Report and other proxy materials at www.proxyvote.com.

PROPOSALS YOU MAY VOTE ON

PROPOSAL NOS. 1A AND 1B:

ELECTION OF CLASS I DIRECTORS

The board of directors currently consists of six directors and is divided into three classes, with Class I and Class II each currently consisting of one director and Class III currently consisting of four directors. The directors in each class serve three-year terms. The terms of each class expire at successive annual general meetings so that the shareholders elect one class of directors at each annual general meeting. In addition to Mr. Connaughton, the board of directors has nominated Tamar D. Howson for election to the board of directors as a Class I director.

The following table sets forth the names, ages and positions of our directors as of April 5, 2013.

Director	Age	Director Since
Class I Director (term expiring at this Annual Meeting)
John P. Connaughton(1)(2)	47	2004

Class II Director (serving until the 2014 Annual Meeting)
Liam M. Fitzgerald(1)(3)	48	2010

Class III Directors (serving until the 2015 Annual Meeting)
James H. Bloem(1)(3)	62	2006
Roger M. Boissonneault	64	2005
John A. King, Ph.D.(2)(3)(4)	64	2005
Patrick J. O’Sullivan(2)(3)	71	2009

(1)	Member of the Compensation Committee.

(2)	Member of the Nominating and Corporate Governance Committee.

(3)	Member of the Audit Committee.

(4)	Non-Executive Chairman of the board of directors.

The election of two Class I directors will take place at this Annual Meeting. At its meeting on February 18, 2013, the board of directors approved the recommendations of the Nominating and Corporate Governance Committee that the current Class I director be elected for an additional three-year term and that Tamar D. Howson be elected to serve an initial three-year term as a Class I director.

If elected, each of the two Class I director nominees will serve on the board of directors until the annual general meeting in 2016 or until his or her successor is duly elected and qualified in accordance with the Company’s articles of association. If either of the two nominees should become unable to accept election, the persons named as proxies may vote for other person(s) selected by the board of directors or the named proxies. The Company expects each nominee for election as a director at the Annual Meeting to be able to accept such nomination.

The name, principal occupation and other information concerning each nominee recommended for election at the Annual Meeting to serve as a Class I director and each continuing director, including the reasons for the view of the board of directors that each of the nominees for election and each of the continuing directors should serve as directors at this time, are set forth below. For more information regarding the independence of our directors, please see “Board of Directors and Governance—Independence.”

Class I Nominees Recommended for Election at the Annual Meeting to Serve until 2016

John P. Connaughton, age 47, Director, has served as a Managing Director of Bain Capital Partners, LLC (“BCP”) since 1997 and a member of the firm since 1989. Prior to joining BCP, Mr. Connaughton served as a consultant at Bain & Company, Inc. (“Bain & Co.”), where he worked in the healthcare, consumer products and business services industries. Mr. Connaughton also serves as a director of Hospital Corporation of America, Clear Channel Communications, Inc., Air Medical Group Holdings, Inc., Quintiles Transnational Corp. and The Boston Celtics. He also volunteers for a variety of charitable organizations, serving as a member of the Berklee College of Music Board of Trustees and the University of Virginia McIntire Foundation Board of Trustees. During the prior five years, Mr. Connaughton also previously served on the boards of CRC Health Group Inc., SunGard Data Systems, Warner Music Group, AMC Theatres, M|C Communications (PriMed) and Cumulus Media Partners.

Mr. Connaughton was initially appointed to the board of directors as a designee of one of the private-equity sponsors that purchased the Company in 2005. Mr. Connaughton’s significant financial and management advisory expertise, his knowledge of and experience in a variety of industries, including the healthcare industry, gained while at BCP and Bain & Co., and his experience as a member of the board of directors of several public companies, including his past performance as a board member of the Company, contributed to the board’s conclusion that Mr. Connaughton should be nominated to serve an additional term as a director of the Company.

Tamar D. Howson, age 64, Director Nominee, has served as a corporate business development and strategy consultant to biopharmaceutical companies since 2011. From 2009 to 2011, Ms. Howson served as a member of the transaction advisory firm, JSB-Partners, providing business development support to life sciences companies. From 2007 to 2008, Ms. Howson served as Executive Vice President, Corporate Business Development at Lexicon Pharmaceuticals, a biotech company. Prior to joining Lexicon Pharmaceuticals, Ms. Howson served as Senior Vice President, Corporate and Business Development at Bristol-Myers Squibb. Ms. Howson currently serves on the board of directors of Aradigm Corporation (but will not be standing for re-election when her current term expires in May 2013), Idenix Pharmaceuticals Inc. and OXiGENE, Inc. During the prior five years, Ms. Howson also served as a director of BioLineRx Ltd., S*BIO Pte, Ltd. and Soligenix, Inc. In addition, Ms. Howson serves as a director of the International Partnership for Microbicides, a non-profit product development partnership.

Ms. Howson’s extensive experience in the pharmaceutical industry, including as a consultant to a number of biopharmaceutical companies and a senior professional at leading pharmaceutical companies, including Bristol-Myers Squibb and SmithKline Beecham, as well as her service on the boards of directors of other public companies and her significant business development expertise, contributed to the board’s conclusion that Ms. Howson should be nominated to serve as a director of the Company.

Class II Director Serving until the 2014 Annual Meeting

Liam M. Fitzgerald, age 48, Director, is Chief Executive Officer and a director of United Drug plc (“United Drug”), an international provider of services to pharmaceutical retailers and manufacturers with operations across Europe and the United States. Mr. Fitzgerald joined United Drug in 1993 and has served as Chief Executive Officer since 2000 and as a director since 1996. Before becoming Chief Executive Officer, Mr. Fitzgerald was Managing Director of United Drug Distributors, the contract distribution outsourcing business of United Drug. Prior to joining United Drug, Mr. Fitzgerald worked at Jefferson Smurfit Group plc. During the prior five years, Mr. Fitzgerald also served as a non-executive director of C&C Group plc, where he was a member of the audit and remuneration committees. In addition, Mr. Fitzgerald serves as a board member of Traidlinks Ltd, a nonprofit organization working with entrepreneurs in developing countries, and as a director of the Smurfit Graduate School of Business at the University College Dublin. Mr. Fitzgerald is also a former chairman of The Marketing Society in Ireland.

Mr. Fitzgerald’s extensive experience in the pharmaceutical industry, including as Chief Executive Officer of United Drug, his leadership skills, operational expertise and financial knowledge, and his service on the boards of directors of other public companies, including his past service on the audit and remuneration committees of C&C Group plc, contributed to the board’s conclusion that Mr. Fitzgerald should continue to serve as a director of the Company.

Class III Directors Serving until the 2015 Annual Meeting

James H. Bloem, age 62, Director, is a Senior Vice President and the Chief Financial Officer of Humana Inc. (“Humana”), a position he has held since 2001. Humana is one of the nation’s largest health benefit companies with approximately 12.1 million medical members and approximately 8.1 million specialty-benefit members. Mr. Bloem also currently serves on the board of Rotech Healthcare, Inc. In addition, from 1996 to 2000, he served as a member of the board of directors of one of the Company’s predecessors.

Mr. Bloem’s extensive experience in the healthcare industry, including as an executive officer of Humana, his leadership skills and financial knowledge, which enable him to serve as a financial expert on our Audit Committee, his service on the board of directors of other public companies, including on the audit committee of Rotech Healthcare, and his past service as a board member of one of the Company’s predecessors, including as a member of the audit committee, contributed to the board’s conclusion that Mr. Bloem should continue to serve as a director of the Company.

Roger M. Boissonneault, age 64, was appointed Chief Executive Officer, President and Director of the Company as of January 5, 2005. Mr. Boissonneault was appointed Chief Executive Officer and Director of one of the Company’s predecessors in September 2000. From 1996 to 2000, he served as President and Chief Operating Officer of the company acquired by the Company’s predecessor, which was also known as Warner Chilcott PLC, serving as a director from 1998 through 2000. From 1976 to 1996, Mr. Boissonneault served in various capacities with Warner-Lambert (now a part of Pfizer), including as Vice President, Female Healthcare, Director of Corporate Strategic Planning and Director of Obstetrics/Gynecology Marketing.

Mr. Boissonneault has more than thirty-five years of experience working in various capacities within the pharmaceutical industry, which has provided him with a wealth of knowledge in the healthcare sector. Mr. Boissonneault’s in-depth understanding of all aspects of the Company’s business and its history, his demonstrated leadership, management and talent development skills, his track record of successfully implementing core strategies and executing strategic acquisitions and divestitures and his past service as a board member of the Company contributed to the board’s conclusion that Mr. Boissonneault should continue to serve as the Company’s Chief Executive Officer and President and should continue to serve as a director of the Company.

John A. King, Ph.D., age 64, Non-Executive Chairman of the board of directors and Director, who became a Director of the Company in June 2005, is a private investor. Dr. King served in positions of increasing responsibility with the Company’s predecessors for twenty-six years, most recently as Executive Chairman, a position he held from 2000 until January 5, 2005.

Dr. King’s extensive knowledge of the pharmaceutical industry, including a thorough understanding of pharmaceutical research and development practices which dates back to his early experience as a university lecturer, his over thirty years of experience in various roles with the Company and its predecessors, which has provided him with in-depth knowledge of all aspects of the Company’s business and operations, and his past service as a board member of the Company contributed to the board’s conclusion that Dr. King should continue to serve as a director of the Company.

Patrick J. O’Sullivan, age 71, Director, is a pharmaceutical business consultant. Prior to his retirement in 2006, Mr. O’Sullivan served in positions of increasing responsibility with LEO Pharma A/S (“LEO”) for more than thirty years, most recently as the Chief Executive Officer of LEO Pharma Ireland and as a director of LEO. He also served as a director of LEO Pharmaceuticals Ltd. UK, LEO Pharma SA France and The LEO Foundation. Mr. O’Sullivan is a registered pharmacist, a member and honorary fellow of the Pharmaceutical Society of Ireland and a Knight of the Order of the Dannebrog. Currently, Mr. O’Sullivan serves on the board of directors of Amarin Corporation plc, where he is a member of the audit committee, and on the boards of directors of Corsicato Ltd and Amarin Pharmaceuticals Ireland Ltd, each a subsidiary of Amarin Corporation plc. During the prior five years, Mr. O’Sullivan also served on the board of Merrion Pharmaceuticals Plc.

Mr. O’Sullivan’s demonstrated management ability at senior levels within the pharmaceutical industry, his knowledge of the financial, operational and strategic requirements of a successful international business, which he developed as Chief Executive Officer of LEO Pharma Ireland, and his understanding of the fundamentals of the healthcare industry contributed to the board’s conclusion that Mr. O’Sullivan should continue to serve as a director of the Company.

Vote Required for Approval

Each nominee recommended for election at the Annual Meeting to serve as a Class I director that receives the affirmative vote of a simple majority of the votes cast in person or by proxy at the Annual Meeting will be elected to the board of directors to serve until the annual general meeting of shareholders in 2016 or until his or her successor has been elected and qualified.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF

EACH OF THE CLASS I DIRECTOR NOMINEES SET FORTH ABOVE.

PROPOSAL NO. 2:

APPROVAL OF APPOINTMENT OF INDEPENDENT

AUDITORS AND AUDITORS’ REMUNERATION

The Audit Committee is responsible for the appointment, remuneration and retention of the Company’s independent auditors. The Audit Committee has selected PricewaterhouseCoopers LLP, a registered public accounting firm, as independent auditors of the Company to audit its consolidated financial statements for the year ending December 31, 2013, and the board of directors asks that the shareholders approve such appointment and authorize the board of directors to determine the auditors’ remuneration. Before selecting PricewaterhouseCoopers LLP, the Audit Committee considered the firm’s qualifications as independent auditors and concluded that based on its prior performance and its reputation for integrity and competence, it was qualified. The Audit Committee also considered whether any non-audit services performed for the Company by PricewaterhouseCoopers LLP would impair PricewaterhouseCoopers LLP’s independence and concluded that they would not.

All services to be rendered by our independent auditors are subject to pre-approval and review by the Audit Committee.

Representatives of PricewaterhouseCoopers LLP will be present at the Annual Meeting, with the opportunity to make a statement should they choose to do so, and are expected to be available to respond to questions, as appropriate. PricewaterhouseCoopers LLP has audited the financial statements of the Company (and, prior to our redomestication to Ireland, Warner Chilcott Limited) since Warner Chilcott Limited began operations on January 5, 2005, and its affiliate PricewaterhouseCoopers, Dublin, has audited the Company’s 2012 Irish Statutory Accounts.

Vote Required for Approval

The approval of the appointment of PricewaterhouseCoopers LLP, a registered public accounting firm, as the Company’s independent auditors for the year ending December 31, 2013, and the authorization of the board of directors to determine the auditors’ remuneration, require the affirmative vote of a simple majority of the votes cast in person or by proxy at the Annual Meeting in order to be approved.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS

OUR INDEPENDENT AUDITORS AND THAT THE BOARD OF DIRECTORS

DETERMINE THE AUDITORS’ REMUNERATION.

PROPOSAL NO. 3:

ADVISORY VOTE ON EXECUTIVE COMPENSATION

The core principles of the Company’s compensation program are to promote the creation of long-term shareholder value, reward performance and assist the Company in attracting and retaining key employees who will contribute to the Company’s long-term success. Based on these objectives, a significant portion of the compensation awarded to the Company’s Named Executive Officers is tied directly to the Company’s performance.

In 2012, the Company continued to implement compensation programs intended to motivate and reward performance that drives long-term shareholder value, including a performance-based equity incentive award program that the Company introduced in 2011. The Company urges its shareholders to read the “Compensation Discussion and Analysis” section of this Proxy Statement, which discusses how the Company’s compensation programs and practices reflect its core compensation principles. The Compensation Committee and the board of directors believe that these compensation programs and practices are effective in implementing the Company’s core compensation principles.

Pursuant to Section 14A of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and consistent with the majority of the votes cast by shareholders at the Company’s 2011 Annual General Meeting of Shareholders on the frequency with which to hold a say-on-pay vote, the Company is providing its shareholders annually with the opportunity to approve, on an advisory basis, the compensation of its Named Executive Officers as disclosed in this Proxy Statement and submits the following resolution for shareholder vote at the Annual Meeting:

“RESOLVED, that the shareholders of Warner Chilcott Public Limited Company approve, on an advisory basis, the compensation of the Company’s Named Executive Officers as disclosed in the Proxy Statement for the 2013 Annual Meeting, including the Compensation Discussion and Analysis and the compensation tables and other narrative compensation disclosures.”

This vote is not intended to address any specific item of compensation, but rather the overall compensation of the Company’s Named Executive Officers and the principles, programs and practices described in this Proxy Statement. As this is an advisory vote, the result will not be binding on the Company, the board of directors or the Compensation Committee, although the Compensation Committee will consider the outcome of the vote when evaluating the Company’s compensation principles, programs and practices. Proxies submitted without direction pursuant to this solicitation will be voted “FOR” the approval of the compensation of the Company’s Named Executive Officers, as disclosed in this Proxy Statement.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE APPROVAL, ON AN ADVISORY BASIS, OF THE COMPENSATION OF THE COMPANY’S NAMED

EXECUTIVE OFFICERS, AS DISCLOSED IN THIS PROXY STATEMENT.

BOARD OF DIRECTORS AND GOVERNANCE

Composition of the Board of Directors

Our articles of association provide for a minimum of two directors and a maximum of ten directors. Our shareholders may from time to time increase or decrease the maximum number of directors by ordinary resolution, or increase the minimum number of directors by a special resolution amending the articles of association. The board of directors is currently comprised of six directors and is expected to be comprised of seven directors following the Annual Meeting, assuming the re-election of Mr. Connaughton and the election of Ms. Howson to the board of directors thereat. The board of directors is divided into three classes, with the term of office of one class expiring each year. Each class comprises, as nearly as possible, one-third of the total number of directors constituting the entire board of directors, and each director is designated as a Class I, Class II or Class III director. Todd M. Abbrecht and Stephen P. Murray resigned from the board of directors effective November 9, 2012 and February 4, 2013, respectively.

Role of the Board of Directors

The board of directors meets regularly to review significant developments affecting the Company and to act on matters requiring the approval of the board of directors. The board of directors held fourteen board meetings during the year ended December 31, 2012. During the year ended December 31, 2012, each of the directors attended at least 75%, in the aggregate, of (i) the meetings of the board of directors held during the period that such director served and (ii) the meetings held by the committees of the board of directors on which such director served during the period that such director served.

Corporate Governance

The Company maintains a corporate governance page on its website which includes key information about its Code of Business Conduct and Ethics and charters for each of the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee of the board of directors. The corporate governance page can be found at www.wcrx.com by clicking on “Investor Relations” and then on “Corporate Governance.”

Board Leadership Structure

The leadership structure of the Company’s board of directors is currently headed by our Non-Executive Chairman, Dr. King. Dr. King has served as Non-Executive Chairman since the position was established in February 2010. The Non-Executive Chairman position is intended to be filled by an independent director and is separate from the position of Chief Executive Officer. Among his or her other responsibilities, the Non-Executive Chairman is expected to lead and ensure the effectiveness of the board of directors, facilitate the distribution of accurate, timely and clear information to the board of directors, promote effective communication with the Company’s shareholders, and oversee the annual evaluation of the performance of the board of directors and its committees. While the board of directors believes that it is important to maintain flexibility in its board leadership structure, and the Company’s articles of association do not require the establishment of the position of Non-Executive Chairman, the board of directors deemed it to be in the best interests of the Company to establish a more formal leadership structure. The board of directors believes that the formal separation of the position of Non-Executive Chairman and Chief Executive Officer will free the Chief Executive Officer to devote more time to the day-to-day management and performance of the Company, while at the same time enhancing the function of the board of directors and providing it with greater autonomy from the management of the Company. In addition to the establishment of the Non-Executive Chairman, the board of directors has delegated certain responsibilities to the committees of the board of directors. The board of directors has created three standing committees: an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee. In addition, special committees of the board of directors may be created from time to time to oversee special projects, financings and other matters. Each committee is chaired by an independent director who reports to the full board of directors on the activities and findings of his or her respective committee. The board believes that this delegation of responsibilities facilitates efficient decision-making and communication amongst the directors and management.

Board Oversight of Risk

The board of directors has responsibility for the oversight of risk management, while the Company’s management has the day-to-day responsibility for the identification and control of risk at the Company. The board of directors, either as a whole or through its committees, regularly discusses with management the Company’s major risk exposures, their potential impact on the Company and the appropriate steps that should be taken in order to monitor and control such exposures. The committees assist the board of directors in fulfilling its risk oversight responsibilities within their respective areas of responsibility. For example, pursuant to its written charter, the Audit Committee oversees the management of financial and accounting risk exposures. The Compensation Committee assists the board of directors in fulfilling its oversight responsibilities with respect to the management of risks arising from the Company’s compensation policies and programs. The Nominating and Corporate Governance Committee focuses on the management of risks associated with the organization, membership and structure of the Company’s board of directors and the corporate governance structure of the Company. Each committee of the board of directors meets regularly and reports its findings to the board of directors on a regular basis.

Independence

The board of directors is currently comprised of six directors and is expected to be comprised of seven directors following the Annual Meeting, assuming the re-election of Mr. Connaughton and the election of Ms. Howson to the board of directors thereat.

The board of directors uses the standards of independence established by the U.S. Securities and Exchange Commission (the “SEC”) and NASDAQ in determining whether its members are independent. The board of directors has affirmatively determined that each of the Company’s current six directors (other than Mr. Boissonneault) is, and prior to their respective resignations Mr. Abbrecht and Mr. Murray were, independent under the director independence criteria established by NASDAQ. Ms. Howson also satisfies the director independence criteria established by NASDAQ, and the board of directors is expected to make an affirmative determination that she is an independent director assuming her election to the board of directors at the Annual Meeting. In addition, the board of directors has determined that each member of the Audit Committee meets the additional independence criteria established by the SEC required for Audit Committee membership.

In evaluating director independence, the board of directors considered, among other things, the relationship between: (i) the Company and Humana, for which Mr. Bloem, one of the Company’s directors, serves as an executive officer and (ii) the Company and United Drug, for which Mr. Fitzgerald, one of the Company’s directors, serves as an executive officer and director. The Company’s relationship with Humana consists of managed care agreements pursuant to which the Company has agreed to pay Humana rebates based on patient utilization of certain Company products. The Company’s relationship with United Drug consists of (x) a distribution agreement with a 50% owned joint venture subsidiary of United Drug, pursuant to which such subsidiary provides the Company with warehousing and distribution services in the United Kingdom, (y) a master services agreement with a wholly-owned subsidiary of United Drug, pursuant to which such subsidiary provides the Company with temporary sales force staffing services and (z) packaging arrangements with a wholly-owned subsidiary of United Drug, pursuant to which such subsidiary packages certain of the Company’s pharmaceutical products. The Company’s transactions with Humana and each of the United Drug subsidiaries were negotiated at arms’ length in the ordinary course of business. The board of directors determined that such relationships were not material, did not constitute related person transactions under the Company’s related person transaction policy or SEC rules and did not impact the independence of Mr. Bloem or Mr. Fitzgerald under applicable NASDAQ and SEC independence standards.

Executive Sessions and Meetings of Independent Directors

The board of directors holds executive sessions of the independent directors following each regularly scheduled in-person meeting of the board of directors. Executive sessions do not include any employee directors of the Company.

Board Attendance at Annual Meetings

The Company encourages members of its board of directors to attend the Company’s annual general meetings, but they are not required to do so. The Company reimburses the travel expenses of any director who travels to attend the Company’s annual general meetings. Each director that was a member of the board of directors at the time of the Company’s 2012 annual general meeting of shareholders held on May 8, 2012 attended the annual general meeting in person.

Communication with the Board of Directors

The Company’s non-management and independent directors have approved a process for shareholders to communicate with the board of directors. Pursuant to that process, shareholders, employees and others interested in communicating with the board of directors may do so by writing to the following address:

Warner Chilcott Public Limited Company

c/o Company Secretary

1 Grand Canal Square, Docklands

Dublin 2, Ireland

In any such communication, an interested person may also designate a particular director, or a committee of the board of directors, such as the Audit Committee, to which such communication should be directed. Our legal department will forward all correspondence to the board of directors or the particularly designated audience, except for spam, junk mail, mass mailings, product complaints or inquiries, job inquiries, surveys, business solicitations or advertisements or patently offensive or otherwise inappropriate material. Our legal department may forward certain correspondence, such as product-related inquiries, elsewhere within the Company for review and possible response.

Code of Business Conduct and Ethics

The Company has adopted a Code of Business Conduct and Ethics as its “code of ethics” as defined by regulations promulgated under the Securities Act of 1933, as amended, and the Exchange Act, which applies to all of the Company’s directors, officers and employees, including its principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions. A current copy of the Code of Business Conduct and Ethics is available at the “Investor Relations” and “Corporate Governance” section of the Company’s website at www.wcrx.com. A copy of the Code of Business Conduct and Ethics may also be obtained free of charge from the Company upon a request directed to Warner Chilcott Public Limited Company, c/o Warner Chilcott Corporation, 100 Enterprise Drive, Rockaway, New Jersey 07866, Attention: Investor Relations. The Company will promptly disclose any substantive changes in or waivers, along with reasons for the waivers, of the Code of Business Conduct and Ethics by posting such information on its website at www.wcrx.com under “Investor Relations” and “Corporate Governance.”

Anti-Hedging Policy and Other Restrictions

The Company prohibits its directors, officers and employees from (i) trading in “puts” (options to sell at a fixed price on or before a certain date), “calls” (similar options to buy) or other options on the Company’s shares, (ii) purchasing Company securities on margin, (iii) holding Company securities in a margin account and (iv) engaging in “short sales” of the Company’s shares.

Policies and Procedures Dealing with the Review, Approval and Ratification of Related Person Transactions

In August 2009, the board of directors adopted the Company’s current written policy setting forth procedures for the review, approval and ratification of transactions with related persons (the “Policy”). The Audit Committee of the board of directors has been designated as the committee responsible for reviewing, approving or ratifying any related person transactions under the Policy. Pursuant to the Policy, all executive officers, directors, director nominees and any 5% beneficial owners of the Company’s securities are required to notify the Company’s Secretary of any financial transaction, arrangement or relationship, or series of similar transactions, arrangements or relationships, involving the Company in which an executive officer, director, director nominee, 5% beneficial owner or any immediate family member of such a person has a direct or indirect material interest. Such officers, directors, nominees, 5% beneficial owners and their immediate family members are considered “related persons” under the Policy. For the above purposes, “immediate family member” includes a person’s spouse, parents, siblings, children, in-laws, step-relatives and any other person sharing the household (other than a tenant or household employee).

The Audit Committee reviews reported transactions or proposed transactions to determine whether the related person involved has a direct or indirect material interest in the transaction. In reviewing the transaction or proposed transaction, the Audit Committee considers all relevant facts and circumstances, including without limitation the commercial reasonableness of the terms, the benefit and perceived benefit, or lack thereof, to the Company, opportunity costs of alternate transactions, the materiality and character of the related person’s direct or indirect interest, and the actual or apparent conflict of interest of the related person. The Audit Committee will not approve or ratify a related person transaction unless it determines that, upon consideration of all relevant information, the transaction is in, or not inconsistent with, the best interests of the Company and its shareholders. Related person transactions not approved or ratified by the Audit Committee will not be entered into or continued by the Company. On an annual basis, the Audit Committee reviews previously approved related person transactions, under the standards described above, to determine whether such transactions should continue. If a member of the Audit Committee has a personal interest in a matter before the Audit Committee, the director must disclose the interest to the Audit Committee, and is required to recuse himself or herself from participation in the discussion and vote on the matter.

Related person transactions during 2012 are discussed under the heading “Related Person Transactions.”

Committees of the Board of Directors

The board of directors has created three standing committees: an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee. In addition, special committees of the board of directors may be created from time to time to oversee special projects, financings and other matters.

Audit Committee

The board of directors has established an Audit Committee that convenes at least four times a year, currently consisting of Messrs. Bloem, Fitzgerald, King and O’Sullivan. Mr. Bloem, an audit committee “financial expert,” serves as the chairman of the Audit Committee. Each member of the Audit Committee is independent under Rule 10A-3 of the Exchange Act and the applicable rules of NASDAQ. The board of directors has also determined that at least one member of the Audit Committee qualifies as an audit committee “financial expert” within the meaning stipulated by the SEC.

The Audit Committee recommends the annual appointment of the Company’s independent auditors with whom the Audit Committee reviews the scope of audit and non-audit services and related fees, accounting principles that the Company uses in financial reporting, internal auditing procedures and the adequacy of the Company’s internal control procedures. The Audit Committee’s report begins on page 58.

The Audit Committee operates under a written charter adopted by the board of directors, a current copy of which is available on the Company’s website at www.wcrx.com under “Investor Relations” and “Corporate Governance.” The Audit Committee met seven times during the year ended December 31, 2012.

Compensation Committee

The board of directors has established a Compensation Committee currently consisting of Messrs. Bloem, Connaughton and Fitzgerald, all of whom are independent under applicable NASDAQ rules. The Compensation

Committee, which is chaired by Mr. Fitzgerald, evaluates the performance of the Chief Executive Officer, evaluates and approves the compensation levels for, and employment and severance agreements with, the Chief Executive Officer and the other Named Executive Officers, reviews the Company’s overall management compensation and benefits policies, and reviews and recommends employee benefits plans, equity grants and other incentive arrangements. The Compensation Committee’s report is set forth on page 38. For a discussion of the role of management and the use of compensation consultants in determining executive compensation, see the section titled “Compensation Discussion and Analysis.”

The Compensation Committee operates under a written charter adopted by the board of directors, a current copy of which is available on the Company’s website at www.wcrx.com under “Investor Relations” and “Corporate Governance.” The Compensation Committee has the authority to delegate all or a portion of its responsibilities to a subcommittee comprised solely of one or more members of the Compensation Committee. The Compensation Committee met six times during the year ended December 31, 2012.

Nominating and Corporate Governance Committee

The board of directors has established a Nominating and Corporate Governance Committee currently consisting of Messrs. Connaughton, King and O’Sullivan, all of whom are independent under applicable NASDAQ rules. Mr. Connaughton serves as the chairman of the Nominating and Corporate Governance Committee. The primary purposes of the Nominating and Corporate Governance Committee are to: (i) identify individuals qualified to become members of the board of directors and recommend such individuals to the board of directors for nomination for election to the board of directors; (ii) make recommendations to the board of directors concerning committee and Non-Executive Chairman appointments; and (iii) develop, recommend and annually review corporate governance guidelines applicable to the Company. When the board of directors determines to seek a new member, whether to fill a vacancy or otherwise, the Nominating and Corporate Governance Committee may utilize third-party search firms and will consider recommendations from directors, management and others, including the Company’s shareholders. Ms. Howson was recommended to the Nominating and Corporate Governance Committee by the Company’s Chief Executive Officer. In general, the Nominating and Corporate Governance Committee looks for new members possessing superior business judgment and integrity who have distinguished themselves in their chosen fields of endeavor and who have knowledge or experience in the areas of healthcare or other aspects of the Company’s business, operations or activities. The Nominating and Corporate Governance Committee does not have a formal policy with respect to diversity; however, the board of directors and the Nominating and Corporate Governance Committee believe that it is important that the members of the board of directors represent diverse viewpoints. The Nominating and Corporate Governance Committee reviews annually the composition of the board of directors as a whole, including whether the board of directors reflects the appropriate balance of independence, sound judgment, business specialization, technical skills, diversity and other desired qualities. In considering candidates for the board of directors, the Nominating and Corporate Governance Committee considers the entirety of each candidate’s credentials in the context of these standards. With respect to the nomination of continuing directors for re-election, the individual’s past performance as a director is also considered.

The Nominating and Corporate Governance Committee will consider, for director nominees, persons recommended by shareholders, who may submit recommendations to the Nominating and Corporate Governance Committee, care of Warner Chilcott Public Limited Company, 1 Grand Canal Square, Docklands, Dublin 2, Ireland, Attention: Company Secretary. To be considered by the Nominating and Corporate Governance Committee, such recommendations must include the name of the nominee or nominees, a statement of the qualifications of the nominee and a consent signed by the nominee evidencing a willingness to serve as a director if elected. Nominees for director who are recommended by shareholders to the Nominating and Corporate Governance Committee will be evaluated in the same manner as any other nominee for director. Nominations by shareholders may also be made at an annual general meeting in the manner set forth under “Shareholders’ Proposals.”

The Nominating and Corporate Governance Committee operates under a written charter adopted by the board of directors, a current copy of which is available on the Company’s website at www.wcrx.com under

“Investor Relations” and “Corporate Governance.” The Nominating and Corporate Governance Committee met three times during the year ended December 31, 2012.

Compensation Committee Interlocks and Insider Participation

No member of the Compensation Committee is or has been a Company officer or employee. During 2012, no member of the Compensation Committee had any relationship with the Company or any of its subsidiaries requiring disclosure by the Company under Item 404 of Regulation S-K. In 2012, none of our executive officers served on the board of directors or compensation committee of any entity that had one or more of its executive officers serving on the board of directors or the Compensation Committee of the Company.

Director Compensation

The board of directors, upon the recommendation of the Compensation Committee, has established the following compensation policy for our directors. Only directors who are determined to be “independent” in accordance with applicable NASDAQ rules (the “Independent Directors”) are eligible to receive compensation for their service as directors. Each of the Company’s current directors, other than Mr. Boissonneault, qualify as Independent Directors. Mr. Connaughton qualifies as an Independent Director but waived his right to receive compensation for his service as a director in 2012. In addition, prior to their respective resignations, Mr. Abbrecht and Mr. Murray qualified as Independent Directors but also waived their right to receive compensation for their service as directors in 2012. Ms. Howson also satisfies the director independence criteria established by NASDAQ, and the board of directors is expected to make an affirmative determination that she qualifies as an Independent Director assuming her election to the board of directors at the Annual Meeting.

In 2012, the Compensation Committee engaged Frederic W. Cook & Co., Inc. (“Frederic W. Cook”) to evaluate the design and competitiveness of the Company’s independent director compensation program and to make recommendations with respect to director compensation based on market data and trends in director compensation. While the Compensation Committee does not target director compensation at any specified level, the recommendations of Frederic W. Cook were among several factors considered by the board of directors in November 2012 when it, upon the recommendation of the Compensation Committee, adjusted the levels and structure of the Company’s independent director compensation program (the “Revised Director Compensation Program”) as described below. The Revised Director Compensation Program went into effect January 1, 2013.

Annual Retainer: In 2012, each Independent Director was eligible to receive an annual retainer of $132,500 for each year of service on the board of directors, comprised of (i) a $32,500 cash payment, payable quarterly in equal installments and (ii) nonqualified options (“options”) to purchase our ordinary shares with a value equal to $100,000 (determined using Black-Scholes or a similar model). Under the Revised Director Compensation Program, each Independent Director is eligible to receive an annual retainer of $185,000 for each year of service on the board of directors, comprised of (i) a $60,000 cash payment, payable quarterly in equal installments, (ii) options to purchase our ordinary shares with a value equal to $62,500 (determined using Black-Scholes or a similar model) and (iii) restricted share units of the Company with a value equal to $62,500 (determined based on the per-share closing price of the Company’s shares on the grant date). The options and the restricted share units have the following material terms (as applicable):

•	Annual Grant Date: The grant date is the date of the Company’s annual general meeting.

•	Vesting: Each option and restricted share unit vests on the date immediately preceding the date of the Company’s next annual general meeting following the grant date.

•

Termination: Any unvested options or restricted share units terminate on the date on which the Independent Director is no longer a member of the board of directors. In the event of the death or Disability (as defined in the award agreement) of an Independent Director, all options and restricted share units held by such Independent Director immediately vest.

•	Option Term : Each option has a ten-year term.

•	Option Exercise Price: The exercise price for each option is the per-share closing price of the Company’s shares on the grant date.

In the event any Independent Director is appointed to the board of directors subsequent to an annual general meeting, the cash payment, option grant and restricted share unit grant constituting the annual retainer for such Independent Director will be prorated based on the date of appointment.

Board Meeting Attendance Fees: In 2012, each Independent Director was eligible to receive $2,000 as compensation for his or her attendance (whether telephonically or in person) at each meeting of the board of directors. Under the Revised Director Compensation Program, directors will no longer be eligible to receive board meeting attendance fees.

Committee Meeting Attendance Fees/Committee Member Retainer: In 2012, each Independent Director was eligible to receive $1,000 as compensation for his or her attendance (whether telephonically or in person) at each meeting of any committee of the board of directors on which such Independent Director serves. Under the Revised Director Compensation Program, directors will no longer receive committee meeting attendance fees, but in lieu thereof each Independent Director that serves on the Audit Committee, the Compensation Committee, the Nominating and Corporate Governance Committee and/or any other committee established by the board of directors will be eligible to receive an annual retainer of $10,000, $7,500, $6,000 and $6,000, respectively, payable quarterly in equal installments. Any applicable retainer is prorated based on the date of commencement and termination of the Independent Director’s committee service in any year.

Committee Chairperson Retainer: In 2012, each Independent Director that served as chairperson of a committee was eligible to receive an annual retainer of $7,000 ($10,000 in the case of the Audit Committee chairperson), payable quarterly in equal installments. Under the Revised Director Compensation Program, each Independent Director that serves as chairperson of the Audit Committee, the Compensation Committee, the Nominating and Corporate Governance Committee and/or any other committee established by the board of directors will be eligible to receive an annual retainer of $20,000, $15,000, $12,000 and $12,000, respectively, payable quarterly in equal installments. Any applicable retainer is prorated based on the date of commencement and termination of the Independent Director’s committee service in any year.

Non-Executive Chairman: In 2012, the Non-Executive Chairman of the board of directors received a supplemental annual retainer of $32,500, payable quarterly in equal installments. Under the Revised Director Compensation Program, the Non-Executive Chairman of the board of directors will be eligible to receive a supplemental annual retainer of $60,000, payable quarterly in equal installments. This retainer is prorated based on the date of commencement and termination of the Independent Director’s service as Non-Executive Chairman in any year.

The Company also reimburses the travel expenses of any director who travels to attend board meetings. Alternatively, directors are permitted to use the Company’s corporate aircraft to travel to board meetings if available. Directors do not have access to the Company’s aircraft for personal use.

The following table sets forth, for the fiscal year ended December 31, 2012, the total compensation paid to the Independent Directors serving on the board of directors. As noted above, Mr. Connaughton and, prior to their respective resignations, Mr. Abbrecht and Mr. Murray waived their rights to receive compensation for their service as directors in 2012.

Independent Director Compensation for Fiscal Year 2012
Name	Fees Earned or Paid in Cash ($)		Stock Awards ($)	Option Awards ($)(5)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
James H. Bloem	83,500	(1)	—	100,023	—	—	—	183,523
Liam M. Fitzgerald	67,500	(2)	—	100,023	—	—	—	167,523
John A. King, Ph.D.	94,000	(3)	—	100,023	—	—	—	194,023
Patrick J. O’Sullivan	69,500	(4)	—	100,023	—	—	—	169,523

(1)	Represents an annual cash retainer of $32,500, board of director meeting fees of $26,000, committee meeting fees of $15,000 and an Audit Committee chairperson annual retainer of $10,000.

(2)	Represents an annual cash retainer of $32,500, board of director meeting fees of $26,000 and committee meeting fees of $9,000.

(3)	Represents an annual cash retainer of $32,500, board of director meeting fees of $20,000, committee meeting fees of $9,000 and a Non-Executive Chairman annual retainer of $32,500.

(4)	Represents an annual cash retainer of $32,500, board of director meeting fees of $28,000 and committee meeting fees of $9,000.

(5)	Amounts shown represent the grant date fair value for financial statement reporting purposes for the year ended December 31, 2012, in accordance with Financial Accounting Standards Board Accounting Standards Codification 718 (“ASC 718”). These amounts do not reflect compensation actually received by the Independent Directors. Assumptions used in the calculation of these amounts are included in “Note 14” to the Notes to the Consolidated Financial Statements for the year ended December 31, 2012, included in our Annual Report. As of December 31, 2012, the aggregate number of outstanding unexercised option awards (including unvested awards) held by each Independent Director was as follows: Mr. Bloem, 48,400 unexercised options; Mr. Fitzgerald, 47,730 unexercised options; Dr. King, 65,041 unexercised options; Mr. O’Sullivan, 63,700 unexercised options; and each of Messrs. Connaughton and Murray, zero unexercised options.

Other Compensation Information

The Company does not maintain any defined benefit pension plans or nonqualified defined contribution or deferred compensation plans for the members of its board of directors.

STOCK OWNERSHIP OF PRINCIPAL SHAREHOLDERS, MANAGEMENT AND DIRECTORS

The following table and accompanying footnotes show information as of March 11, 2013 regarding the beneficial ownership of the ordinary shares of the Company by:

•	each person who is known by the Company to own beneficially more than 5% of its ordinary shares;

•	each member of the board of directors, director nominee and Named Executive Officer; and

•	all members of the board of directors and executive officers of the Company as a group.

For purposes of the table below, we deem ordinary shares subject to options or warrants that are currently exercisable or exercisable within sixty days of March 11, 2013 and restricted share units vesting within sixty days of March 11, 2013 to be outstanding and to be beneficially owned by the person holding the options, warrants or restricted share units, as applicable, for the purpose of computing the percentage ownership of that person, but we do not treat them as outstanding for the purpose of computing the percentage ownership of any other person. Except as otherwise noted, the persons or entities in this table have sole voting and investing power with respect to all of the ordinary shares beneficially owned by them. On March 11, 2013, there were 250,756,564 ordinary shares outstanding. Unless otherwise specified, the address of each director, director nominee and executive officer is c/o Warner Chilcott plc, 1 Grand Canal Square, Docklands, Dublin 2, Ireland.

	Shares Beneficially Owned(7)
Name and Address	Ordinary Shares	Percentage of Ordinary Shares
Principal Shareholders:
FMR LLC(1)	22,868,057	9.1%
BlackRock, Inc.(2)	17,082,690	6.8%
AJO, LP(3)	13,582,500	5.4%
Directors and Executive Officers:
Roger M. Boissonneault(4)	3,643,050	1.5%
James H. Bloem	72,576	*
John P. Connaughton	—	—
Liam M. Fitzgerald	47,730	*
Tamar D. Howson	—	—
John A. King, Ph.D.(5)	1,419,087	*
Patrick J. O’Sullivan	63,700	*
Paul Herendeen	771,704	*
Hans van Zoonen	182,521	*
Alvin D. Howard	178,341	*
Izumi Hara	21,768	*
All directors and executive officers as a group (17 persons)(6)	7,413,322	3.0%

*	Less than 1%.

(1)	Based solely on information reported by FMR LLC to the Company on Standard Form TR-1 (Voting Rights Attached to Shares–Article 12(1) of Directive 2004/109/EC Financial Instruments–Article 11(3) of the Commission Directive 2007/14/EC), as of February 6, 2013, FMR LLC held indirect voting power (through controlled undertakings) over 22,868,057 shares. No address for FMR LLC is provided pursuant to such Standard Form TR-1.

(2)	Based solely on information contained in a Schedule 13G filed with the SEC on January 30, 2013 by BlackRock, Inc. (“BlackRock”). In the BlackRock Schedule 13G, BlackRock reported sole voting power and sole dispositive power, held through subsidiaries, over 17,082,690 ordinary shares. BlackRock’s address is 40 East 52nd Street, New York, NY 10022.

(3)	Based solely on information contained in a Schedule 13G filed with the SEC on April 3, 2013 by AJO, LP (“AJO”). In the AJO Schedule 13G, AJO reported sole voting power over 8,182,500 ordinary shares and sole dispositive power over 13,582,500 ordinary shares. AJO’s address is 230 S. Broad Street, 20th Floor, Philadelphia, PA 19102.

(4)	Includes interests owned by certain family trusts for which Mr. Boissonneault’s wife, Terri Boissonneault, serves as trustee.

(5)	Includes interests owned by Roanzo Limited.

(6)	Includes Mr. van Zoonen and Ms. Hara, who separated from service with the Company effective April 1, 2013 and December 31, 2012, respectively.

(7)	Includes the following ordinary shares issuable upon the exercise of currently outstanding options, or upon the exercise of outstanding options exercisable, or the vesting of restricted share units, within 60 days of March 11, 2013: for Mr. Boissonneault, 1,147,552 shares; for Mr. Bloem, 48,400 shares; for Mr. Fitzgerald, 47,730 shares; for Dr. King, 65,041 shares; for Mr. O’Sullivan, 63,700 shares; for Mr. Herendeen, 676,804 shares; for Mr. van Zoonen, 137,207 shares; for Mr. Howard, 94,122 shares and for Ms. Hara, 21,768 shares.

EXECUTIVE OFFICERS

The executive officers of Warner Chilcott Public Limited Company as of April 5, 2013, their positions and their ages are as listed below.

Name	Age	Position
Roger M. Boissonneault	64	Chief Executive Officer, President and Director
Paul Herendeen	57	Executive Vice President, Chief Financial Officer
Leland H. Cross	56	Senior Vice President
Herman Ellman, M.D.	65	Senior Vice President, Clinical Development
Andrew Fenton	49	Senior Vice President, Chief Information Officer
Rochelle Fuhrmann	43	Senior Vice President, Finance
Claire A. Gilligan, Ph.D.	51	Senior Vice President, Quality
Michael Halstead	39	Senior Vice President, Corporate Development
Alvin D. Howard	58	Senior Vice President, Regulatory Affairs
Francisco Rodriguez Rama	53	Senior Vice President, Technical Operations

Roger M. Boissonneault was appointed Chief Executive Officer, President and Director of the Company as of January 5, 2005. Mr. Boissonneault was appointed Chief Executive Officer and Director of one of the Company’s predecessors in September 2000. From 1996 to 2000, he served as President and Chief Operating Officer of the company acquired by the Company’s predecessor, which was also known as Warner Chilcott PLC, serving as a director from 1998 through 2000. From 1976 to 1996, Mr. Boissonneault served in various capacities with Warner-Lambert (now a part of Pfizer), including as Vice President, Female Healthcare, Director of Corporate Strategic Planning and Director of Obstetrics/Gynecology Marketing.

Paul Herendeen joined the Company as Chief Financial Officer and Executive Vice President on April 1, 2005 and is responsible for finance, accounting and treasury functions. From April 2001 to March 2005, Mr. Herendeen was Executive Vice President and Chief Financial Officer of MedPointe Inc. From 1998 through March 2001, Mr. Herendeen served as our Executive Vice President and Chief Financial Officer. Mr. Herendeen also served as a director of our predecessor companies from 1996 through March 2001.

Leland H. Cross joined the Company as a Senior Vice President on September 1, 2001 and is responsible for technical operations worldwide. From 1994 to 2001, Mr. Cross was part of the Global Manufacturing group at Warner-Lambert (now part of Pfizer), where most recently he served as General Manager of Pfizer Ireland Pharmaceuticals, responsible for Pfizer’s dosage manufacturing operations in Ireland. Prior to joining Warner-Lambert, Mr. Cross managed a manufacturing operation for Merck & Co. Inc.

Herman Ellman, M.D. joined the Company as Senior Vice President, Clinical Development in June 2000. Dr. Ellman is responsible for clinical development and medical affairs activities. Prior to joining the Company, Dr. Ellman held the position of Medical Director for Women’s Healthcare at Berlex Laboratories.

Andrew Fenton currently serves as Senior Vice President, Chief Information Officer for the Company and is responsible for our information technology strategy, infrastructure and operations. Mr. Fenton joined the Company in November 2005 and held positions of increasing responsibility before his promotion to Senior Vice President in January 2012, including most recently, Vice President, Chief Information Officer. Prior to joining the Company, Mr. Fenton held various positions in information technology at IBM Corporation, including most recently, Vice President, Global Relationship Partner.

Rochelle Fuhrmann currently serves as Senior Vice President, Finance for the Company and is responsible for various corporate finance functions as well as investor relations. Ms. Fuhrmann joined the Company in June 2006 and held positions of increasing responsibility before her promotion to Senior Vice President in January

2011, including most recently, Vice President, Finance. Prior to joining the Company, Ms. Fuhrmann held various positions in finance, accounting policy, investor relations and marketing at AT&T, Inc., including most recently, Director, Accounting Policy.

Claire A. Gilligan, Ph.D. currently serves as Senior Vice President, Quality for the Company and is responsible for quality worldwide. Dr. Gilligan joined a predecessor of the Company in 1992 and has held positions of increasing responsibility at the Company since that time. From 2004 until her promotion to Senior Vice President in July 2010, Dr. Gilligan was Vice President of Pharmaceutical Development, during which time she was responsible for the development of all products and manufacturing processes. Prior to joining the Company, Dr. Gilligan lectured in the School of Pharmacy at the Queen’s University of Belfast.

Michael Halstead currently serves as Senior Vice President, Corporate Development for the Company and is responsible for the Company’s business development efforts. Mr. Halstead joined the Company’s legal group in May 2005 and held positions of increasing responsibility before his promotion to his current position in June 2011. Prior to joining the Company, Mr. Halstead practiced law in the mergers and acquisitions group of Davis Polk & Wardwell LLP.

Alvin D. Howard joined the Company as Vice President, Regulatory Affairs in February 2001. He was promoted to Senior Vice President as of August 1, 2005 and is responsible for the registration of all products and for managing relationships with the U.S. Food and Drug Administration (“FDA”), Health Canada and other agencies regulating the sale of pharmaceutical products. Prior to joining the Company, Mr. Howard was Vice President, Worldwide Regulatory Affairs at Roberts Pharmaceuticals.

Francisco Rodriguez Rama has served as Senior Vice President, Technical Operations for the Company since February 2013 and is responsible for the technical operations of the Company’s manufacturing facilities in Fajardo, Puerto Rico, Weiterstadt, Germany and Larne, Northern Ireland. Mr. Rodriguez joined the Company in March 2011 as General Manager of the Company’s Fajardo, Puerto Rico manufacturing facility. Prior to joining the Company, Mr. Rodriguez served as Vice President of Operations at Cephalon, Inc. from 2008 to 2011. Prior to joining Cephalon, Inc., Mr. Rodriguez worked for over 20 years in Schering-Plough Corporation’s (now Merck & Co., Inc.) product supply organization in positions of increasing responsibility.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Executive Summary

The following pages contain a discussion of how the Company’s Chief Executive Officer and President, Roger M. Boissonneault, Executive Vice President and Chief Financial Officer, Paul Herendeen, and its three other most highly compensated executive officers serving at the end of the Company’s last completed fiscal year, Marinus Johannes (“Hans”) van Zoonen, President, Europe/International and Marketing, Alvin D. Howard, Senior Vice President, Regulatory Affairs, and Izumi Hara, Senior Vice President, General Counsel and Secretary, were compensated with respect to performance in 2012 and describe how this compensation fits within the Company’s executive compensation philosophy. The discussion also describes equity grants made in 2012 with respect to performance in 2011 and certain compensation matters with respect to 2013. Mr. van Zoonen and Ms. Hara separated from service with the Company effective April 1, 2013 and December 31, 2012, respectively. For purposes of this Proxy Statement, Messrs. Herendeen, van Zoonen and Howard and Ms. Hara are referred to collectively as the “Senior Executive Officers” and, together with Mr. Boissonneault, as the “Named Executive Officers.” To the extent any element of compensation described in this Compensation Discussion and Analysis does not apply to a particular Named Executive Officer, it is noted in the applicable section.

2012 Financial and Operational Highlights

2012 was another productive year for the Company. The Company’s internal development efforts yielded the FDA’s approval in early 2013 of DELZICOL (mesalamine) 400 mg delayed-release capsules, the Company’s new 400 mg mesalamine product indicated for the treatment of mildly to moderately active ulcerative colitis and for the maintenance of remission of ulcerative colitis. The Company also posted strong financial results for 2012, which exceeded its guidance, and paid a special cash dividend of $4.00 per share (the “2012 Special Dividend”) in September 2012. The 2012 Special Dividend delivered approximately $1.0 billion of value to the Company’s shareholders and was funded through the issuance by the Company of $600 million of additional term debt and cash on hand. Finally, the Company announced additional strategic initiatives in 2012 intended to continue to enhance shareholder value, namely a new dividend policy under which the Company expects to pay a total annual cash dividend to its ordinary shareholders of $0.50 per share in equal semi-annual installments of $0.25 per share (the “Dividend Policy”) and the renewal of the Company’s share redemption program, which allows it to redeem up to an aggregate of $250 million of its ordinary shares. In December 2012, the Company paid its first semi-annual cash dividend under the Dividend Policy in the amount of $0.25 per share, or $62 million in the aggregate.

2012 Executive Compensation Highlights

In 2012, the Company continued to implement compensation programs intended to motivate and reward performance that drives long-term shareholder value, including a performance-based equity incentive award program that the Company introduced in 2011. In addition, the Compensation Committee adjusted the base salary, annual cash incentive and long-term equity incentive components of the Company’s compensation program for officers at the Senior Vice President and Vice President levels, both to help ensure that the Company is able to effectively attract and retain employees at those levels by providing competitive compensation and to better align such compensation with Company performance. The resulting increases to base salary levels went into effect in the third quarter of 2012 and the changes to incentive compensation will first be reflected in awards made in early 2014 based on Company and individual performance in 2013, and do not impact incentive compensation awarded in, or in respect of, 2012.

Compensation Program Objectives and Philosophy

The Company’s compensation program seeks to promote the creation of long-term shareholder value and attract and retain employees by providing a competitive compensation package through a combination of base salary, annual cash incentives, long-term equity incentives and other benefits.

The Compensation Committee has adopted a flexible approach to compensation that is consistent with its stated compensation philosophy and that allows the Company to respond to the evolving business environment. As a result, the allocation of the components of compensation awarded to the Company’s Named Executive Officers is not pre-determined based on a percentage of total compensation, nor is it exclusively determined based on a review of market compensation.

An evaluation of the Senior Executive Officers is conducted annually on a basis substantially consistent with that used to evaluate the Company’s other employees (excepting only the Chief Executive Officer and the Company’s sales forces). The Compensation Committee makes compensation decisions after reviewing the performance of the Company and carefully evaluating each Senior Executive Officer’s performance during the year as measured by the Chief Executive Officer against stated goals, core competencies and feedback from colleagues, as described in greater detail below (the “Performance Review Process”). The potential ratings that may be assigned to each Senior Executive Officer based on his performance in the prior year range from “unacceptable” to “exceeds expectations” (the “Performance Rating”). These Performance Ratings are used to determine merit-based salary increases and long-term equity incentive compensation within pre-established ranges approved by the Compensation Committee, as well as annual cash incentives in the case of Senior Executive Officers at the Senior Vice President Level, including Mr. Howard and Ms. Hara. The Chief Executive Officer’s performance is evaluated annually by the Compensation Committee against achievement of pre-established corporate goals and objectives (the “CEO Review”), and the results of this evaluation are used to determine the Chief Executive Officer’s merit-based salary increase and long-term equity incentive compensation.

In determining the annual cash incentive of Messrs. Boissonneault, Herendeen and van Zoonen, the Compensation Committee uses pre-established criteria based on the achievement of specified Company performance goals, which for 2012 consisted of an adjusted cash net income target, but retains the discretion to adjust the annual cash incentive of each such officer downward based on, in the case of Messrs. Herendeen and van Zoonen, their respective Performance Ratings and, in the case of Mr. Boissonneault, the CEO Review.

Oversight of the Compensation Program

The Compensation Committee is responsible for establishing, implementing and overseeing the Company’s compensation programs. As part of this responsibility, the Compensation Committee reviews the Company’s compensation and benefits policies; reviews whether the Company’s compensation policies and plans pose material risks; evaluates the performance of the Chief Executive Officer; evaluates and approves the compensation levels for, and the Company’s employment and severance agreements with, the Company’s senior executives, including the Named Executive Officers; and reviews and makes recommendations to the board of directors with respect to the Company’s employee benefits plans, equity-based compensation plans and other incentive arrangements.

Role of the Compensation Committee, Executive Officers and Compensation Consultants in Compensation Decisions

The Compensation Committee makes compensation decisions following the completion of (i) in the case of the Senior Executive Officers, the annual Performance Review Process and (ii) in the case of Mr. Boissonneault, the CEO Review.

It is the philosophy of the Compensation Committee that, in order to promote long-term shareholder value, challenging goals and objectives should be established for the Company’s Named Executive Officers. In accordance with this philosophy, at the beginning of each year the Compensation Committee reviews and establishes annual performance goals and objectives relevant to the compensation of the Chief Executive Officer. In addition, the Chief Executive Officer establishes annual performance objectives for each of the Senior Executive Officers and presents these objectives to the Compensation Committee. At the end of each year, each Named Executive Officer’s performance is evaluated during the annual Performance Review Process or CEO Review, as applicable. Compensation recommendations for the Senior Executive Officers within ranges established by the Compensation Committee are made by the Chief Executive Officer based upon the Performance Ratings assigned to such officers. The Compensation Committee may exercise its discretion to modify any compensation recommended by the Chief Executive Officer. With respect to the Chief Executive Officer, at year-end during the CEO Review, the Compensation Committee measures the Chief Executive Officer’s performance relative to stated annual goals and objectives.

The Chief Executive Officer’s recommendations to the Compensation Committee and the Compensation Committee’s determinations of the Chief Executive Officer’s and the Senior Executive Officers’ compensation are based on each Named Executive Officer’s performance against stated goals and objectives. For 2012, the stated goals and objectives for the Named Executive Officers as a group are summarized below:

•

key operational objectives, including the achievement of product development milestones relating to the Company’s new DELZICOL product and other development projects, ensuring that the issues raised in FDA’s March 2012 warning letter with respect to the Company’s Fajardo, Puerto Rico manufacturing facility are timely and adequately addressed, and the achievement of Company financial objectives;

•

strategic objectives, such as continuing to deliver value to the Company’s shareholders through strategic transactions, such as the 2012 Special Dividend, the adoption of the Dividend Policy and the renewal of the Company’s share redemption program;

•	achieving specific operational goals for the Company or particular business functions, including the optimization of the Company’s managed care and promotional strategies; and

•	cultivating a responsible and compliant Company culture that fosters interdisciplinary communication, rewards performance and identifies and develops talent.

More specifically, the 2012 goals and objectives for each of the Named Executive Officers were as follows:

•

Mr. Boissonneault’s goals were to selectively explore and pursue strategic alternatives, including business development opportunities and other transactions intended to enhance shareholder value, prioritize the Company’s product development objectives such as the Company’s newly-approved DELZICOL product, continue to refine the Company’s organizational reporting structure and management succession plans, optimize the Company’s managed care and promotional strategies, work to achieve Company financial objectives, and further cultivate a responsible and compliant Company culture which fosters interdisciplinary communication, rewards performance and identifies and develops talent;

•

Mr. Herendeen’s goals were to identify and execute strategic transactions that deliver value to the Company’s shareholders, such as the 2012 Special Dividend, the adoption of the Dividend Policy and the renewal of the Company’s share redemption program, lead the Company’s investor relations efforts, oversee the Company’s financial reporting responsibilities, and implement other selected tax and strategic initiatives;

•

Mr. van Zoonen’s goals were to oversee the Company’s commercial operations, implement various forecasting and business planning initiatives, ensure that processes were in place to facilitate interdisciplinary communication and coordination among the Company’s research and development, regulatory, quality, legal and manufacturing functions, and implement selected compliance and information technology initiatives;

•

Mr. Howard’s goals were to achieve key regulatory milestones with respect to the Company’s significant development projects such as the Company’s newly approved DELZICOL product, work collectively with the Company’s quality, manufacturing and compliance functions to address the issues raised in FDA’s March 2012 warning letter with respect to the Company’s Fajardo, Puerto Rico manufacturing facility, improve interdisciplinary coordination and communication between the Company’s regulatory and research and development functions, and continue to build a best-in-class regulatory organization; and

•

Ms. Hara’s goals were to assist senior management in connection with its exploration of strategic objectives, oversee and direct the Company’s litigation matters to ensure that they are addressed in a manner consistent with the Company’s strategic focus, oversee the Company’s compliance function, including the Company’s efforts in response to the U.S. Attorney subpoena received in February 2012, and provide legal counsel to the Company’s board of directors and senior management team as requested.

In January 2013, the Compensation Committee reviewed the Chief Executive Officer’s performance against his stated goals and determined the appropriate merit increase in base salary and 2013 equity incentive award for him. At the end of 2012, the Compensation Committee also reviewed the Chief Executive Officer’s evaluation of the performance of Messrs. Herendeen, van Zoonen and Howard against their respective goals and their respective Performance Ratings. Based on this review, the Compensation Committee determined the appropriate merit increases in base salary for Messrs. Herendeen, van Zoonen and Howard, the appropriate 2013 equity incentive awards for Messrs. Herendeen and Howard and the appropriate 2012 annual cash incentive awards for Mr. Howard. Mr. van Zoonen did not receive a 2013 equity incentive award. In addition, due to her separation from service with the Company effective December 31, 2012, Ms. Hara was not eligible to receive, and did not receive, a merit increase in base salary, a 2013 equity incentive award or a 2012 annual cash incentive award.

The Compensation Committee may engage or seek the advice of compensation consultants from time to time as the need arises. During 2012, the Compensation Committee engaged Frederic W. Cook to conduct a comprehensive review of the market competitiveness of the Company’s executive compensation practices. After considering Frederic W. Cook’s recommendations, the Compensation Committee adjusted the base salary, annual cash incentive and long-term equity incentive components of the Company’s compensation program for officers at the Senior Vice President and Vice President levels, including Mr. Howard, both to help ensure that the Company is able to effectively attract and retain employees at those levels by providing competitive compensation and to better align such compensation with Company performance. The resulting increases to base salary levels went into effect in the third quarter of 2012 and the changes to incentive compensation will first be reflected in awards made in early 2014 based on Company and individual performance in 2013, and do not impact incentive compensation awarded in, or in respect of, 2012. Ms. Hara’s base salary was not increased in 2012. The Compensation Committee determined that the work of Frederic W. Cook did not raise any conflicts of interest in 2012. In making this assessment, the Compensation Committee considered the independence factors enumerated in Rule 10C-1(b) under the Exchange Act and the applicable NASDAQ rules.

Say-on-Pay

The Company and its board of directors value the opinions of shareholders. At the 2012 annual general meeting of shareholders, shareholders had the opportunity to vote, on an advisory basis, on the compensation of the Company’s Named Executive Officers (“say-on-pay”). Approximately 88% of the votes cast by shareholders on the Company’s 2012 say-on-pay proposal were in support of the Company’s compensation program. Due to this significant support of shareholders, the Compensation Committee did not make any material changes to its approach to executive compensation for the Company’s Named Executive Officers.

Elements of Compensation

The Compensation Committee believes that the Company’s executive compensation practices must promote the creation of long-term shareholder value, reward performance and assist the Company in the retention of key employees. Based on these objectives, the Company employs both equity-based compensation mechanisms, in the form of performance-vesting restricted share units, time-vesting restricted share units and time-vesting option grants, and cash-based mechanisms, in the form of base salaries and cash incentives. In 2012 and prior years, the Company also granted performance-vesting restricted shares and time-vesting restricted shares to officers and other employees in certain jurisdictions.

Component	Type	Purpose
Base Salary	Cash; Fixed	Recruitment and retention

Annual Cash Incentives	Cash; Performance-Based	Rewards annual performance; retention

Long-Term Equity Incentives	Equity; Performance-Based	Rewards long-term performance; aligns interests with those of shareholders and promotes the creation of shareholder value; retention

Retirement and Other Benefits	Cash; Fixed	Retirement planning; retention

In determining the appropriate mix of cash and equity compensation for the Named Executive Officers, the Compensation Committee considers a number of factors, including: the past performance and contribution of the Named Executive Officers, the desired future performance focus, the dilutive effects of equity-based compensation and the retentive value of cash versus equity-based compensation.

Consistent with the emphasis on direct compensation over indirect compensation, in 2012, the Company did not generally provide the Named Executive Officers with perquisites or benefits not commonly available to all employees of the Company, except as described below under “Other Benefits.”

The Company has employment agreements with Messrs. Boissonneault and Herendeen and a severance agreement with Mr. Howard. In addition, the Company had an employment agreement with Mr. van Zoonen and a severance agreement with Ms. Hara prior to their separation from service with the Company. These arrangements as well as the other key elements of, and factors considered in determining, 2012 compensation are discussed below.

Base Salary

The employment agreements with Messrs. Boissonneault, Herendeen and van Zoonen in effect as of December 31, 2012 specified minimum annual base salaries and provided that base salaries may not be reduced below these minimum amounts. At the end of 2012, these minimum base salaries were $800,000 for Mr. Boissonneault, $375,000 for Mr. Herendeen and 542,372 Swiss Francs ($593,453) for Mr. van Zoonen. The severance agreement for Mr. Howard does not, and the severance agreement for Ms. Hara did not, specify a minimum base salary. The base salaries paid to the Named Executive Officers in 2012 were as follows: Mr. Boissonneault, $1,063,475; Mr. Herendeen, $513,701; Mr. van Zoonen, 542,372 Swiss Francs ($593,453); Mr. Howard, $345,581 (which reflects an increase in base salary as discussed above from $328,871 to $379,000, effective September 1, 2012); and Ms. Hara, $360,974. These amounts are shown in the “Salary” column of the Summary Compensation Table. For purposes of this Proxy Statement, the dollar values for Mr. van Zoonen are based on the Swiss Franc to U.S. dollar exchange rate as of December 31, 2012 of 1 Swiss Franc = $1.09418, unless otherwise specified.

The Compensation Committee annually determines merit increases in base salary. Compensation decisions are made after the annual Performance Review Process or CEO Review, as applicable, for the Named Executive Officer is completed. As discussed above, the Performance Review Process yields a Performance Rating for each Senior Executive Officer. These Performance Ratings are used to determine merit-based salary increases, if any, for the Senior Executive Officers, and the Compensation Committee’s assessment of the Chief Executive Officer’s performance pursuant to the CEO Review is used to determine the merit-based salary increase, if any, for Mr. Boissonneault. With respect to 2012 performance, the Compensation Committee determined that Messrs. Boissonneault and Herendeen each be awarded a 2013 merit base salary increase equal to 3%, Mr. Howard be awarded a 2013 merit base salary increase equal to 3.25% and Mr. van Zoonen be awarded a

2013 merit base salary increase equal to 2.5%, in each case of such Named Executive Officer’s 2012 base salary as in effect at the end of 2012. Ms. Hara was not eligible for an increase in base salary due to her separation from service with the Company effective December 31, 2012. In determining the increases for 2013, the Compensation Committee took note of the substantial contributions of such officers to, among other things, the Company’s research and development efforts, the 2012 Special Dividend transaction and other significant transactions completed during 2012.

Annual Cash Incentives

Annual cash incentives are a core component of the Company’s incentive compensation program. Messrs. Boissonneault, Herendeen and van Zoonen’s 2012 annual cash incentives were based on the Company’s achievement of the adjusted cash net income target (“Target CNI”) for 2012 established by the Compensation Committee (as more fully discussed below), subject to the reduction of any such awards by the Compensation Committee based on its assessment of the executive officer’s personal performance or such other factors as the Compensation Committee might determine warrant an incentive reduction. Mr. Howard’s 2012 annual cash incentive was based on the achievement of performance goals approved by the Compensation Committee and his Performance Rating, subject to the adjustment of such award by the Compensation Committee in its discretion based on such factors as the Compensation Committee might determine warrant such an adjustment. Due to her separation from service with the Company effective December 31, 2012, Ms. Hara was not eligible to receive, and did not receive, a 2012 annual cash incentive award.

Under the terms of their respective employment agreements, each of Messrs. Boissonneault and Herendeen has a minimum target annual cash incentive opportunity expressed as a percentage of base salary (85% for Mr. Boissonneault and 50% for Mr. Herendeen). Mr. van Zoonen’s employment agreement in effect as of December 31, 2012 did not include a minimum target annual cash incentive opportunity. At the beginning of 2012, the Compensation Committee established annual cash incentive targets with respect to 2012 for Messrs. Boissonneault, Herendeen and van Zoonen, and principles for determining performance-dependent multipliers to be applied to those targets under the Company’s Management Incentive Plan approved by the Company’s shareholders in August 2009. Under the Management Incentive Plan, the Compensation Committee may make annual and long-term incentive awards to Messrs. Boissonneault, Herendeen and van Zoonen, that, assuming compliance with the terms of the plan, qualify as “performance-based compensation” that the Company may deduct under Section 162(m) of the Internal Revenue Code of 1986 (the “Internal Revenue Code”).

Mr. Howard and Ms. Hara were each eligible to receive a target annual cash incentive of 30% of his or her base salary, based on the achievement of performance goals approved by the Compensation Committee and his or her Performance Rating. At the beginning of 2012, the Compensation Committee established these goals and the principles for determining performance-based multipliers to be applied to the annual cash incentive target of 30% of base salary. With respect to 2012 performance, the established performance multipliers ranged from zero to 130% of such Senior Vice President’s target annual cash incentive.

With respect to 2012, the Compensation Committee approved the following annual cash incentive targets for the Named Executive Officers, expressed as a percentage of such officer’s 2012 base salary:

	% of 2012 Base Salary
Named Executive Officer	Threshold Cash Incentive	Target Cash Incentive	Maximum Cash Incentive
Roger M. Boissonneault	80%	100%	120%
Paul Herendeen	60%	75%	90%
Hans van Zoonen	60%	75%	90%
Alvin D. Howard	0%	30%	39%
Izumi Hara	0%	30%	39%

Each of Messrs. Boissonneault, Herendeen and van Zoonen was eligible to receive his threshold incentive award upon achievement of 85% of the Target CNI for 2012, and his maximum incentive award upon achievement of greater than 120% of the Target CNI for 2012. In the event that the Company did not achieve 85% of the Target CNI for 2012, Messrs. Boissonneault, Herendeen and van Zoonen would not have been eligible for any annual cash incentive awards.

In March 2012, the Compensation Committee set Target CNI for 2012 at $933 million, and established that actual adjusted cash net income (“Actual CNI”) for 2012 for purposes of measurement against Target CNI for 2012 will be calculated as follows: reported net income of the Company under U.S. GAAP, plus (A) the expense reported for amortization or write-down of identified intangible assets multiplied by one minus the marginal tax rate specifically associated with such book amortization or write-down of intangible assets, plus (B) the amount of interest expense attributable to the amortization or write-down of deferred financing costs multiplied by one minus the marginal tax rate specifically associated with such amortization or write-down of deferred financing costs, plus (C) the amount of expenses reported as restructuring costs as a result of the Western European restructuring, multiplied by one minus the marginal tax rate specifically associated with such restructuring costs, as adjusted to eliminate the after-tax impact of (i) litigation or regulatory settlements, (ii) non-budgeted business development transactions and (iii) extraordinary or non-recurring items such as strategic decisions intended to enhance future performance. The Compensation Committee determined that cash net income was the appropriate metric for the determination of the 2012 annual cash incentives paid to the Named Executive Officers based, in large part, on the fact that as a result of the Company’s historically significant annual non-cash amortization and deferred financing expenses, cash net income is one of the primary financial metrics reported by the Company and used by the investment community to assess the Company’s performance.

Based on Actual CNI for 2012 of $1.03 billion, which exceeded Target CNI for 2012 by approximately 11%, and the Compensation Committee’s exercise of its negative discretion, including its assessment of the individual performance of Messrs. Boissonneault, Herendeen and van Zoonen during 2012, the Compensation Committee awarded them the following 2012 annual cash incentives: Mr. Boissonneault, $1,169,823 (equal to 110% of his 2012 base salary or 110% of his target annual cash incentive), Mr. Herendeen, $423,804 (equal to 82.5% of his 2012 base salary or 110% of his target annual cash incentive) and Mr. van Zoonen, 366,000 Swiss Francs ($400,470, equal to 67.5% of his 2012 base salary or 90% of his target annual cash incentive). Payment of these awards was made in March 2013. The annual cash incentives paid to these Named Executive Officers with respect to 2012 performance are shown in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table.

Mr. Howard received a Performance Rating of “meets expectations high” and was awarded an annual cash incentive of $124,409 with respect to performance in 2012 (equal to 36% of his average 2012 base salary or 120% of his target annual cash incentive). As noted above, Ms. Hara did not receive an annual cash incentive award as a result of her separation from service with the Company effective December 31, 2012.

Long-Term Equity Incentives

Equity incentive awards are granted to the Company’s eligible Named Executive Officers under its Equity Incentive Plan. The Company’s Equity Incentive Plan provides that awards may be granted to participants in, among others, the following forms, subject to such terms, conditions and provisions as the Compensation Committee may determine: (i) options, (ii) stock appreciation rights, (iii) performance- and time-vesting restricted shares, (iv) performance- and time-vesting restricted share units and (v) dividend equivalent rights.

Equity Grant Practices

The Compensation Committee believes that the use of equity incentives as a significant part of total compensation promotes the creation of long-term shareholder value, supports the Company’s compensation philosophy of rewarding performance and increases retention.

Unlike the performance criteria applicable to the Company’s annual cash incentive awards, the Company’s process for determining annual equity incentive awards does not rely on formulaic performance goals or objectives nor is any specific weighting assigned to a particular goal or objective when evaluating the performance of a Named Executive Officer. Instead, annual equity incentive awards are determined by the Compensation Committee after a discretionary evaluation of each eligible Named Executive Officer’s performance against disclosed goals and objectives.

Under the Company’s annual equity award program, the Compensation Committee acts each year to review and approve grants of restricted ordinary share units and/or share options to purchase ordinary shares to the Company’s eligible Named Executive Officers, based on such officer’s performance in the prior fiscal year. In 2012 and prior years, the Company also granted restricted shares to officers and other employees in certain jurisdictions.

2013 Equity Incentive Awards Based on 2012 Performance

In accordance with the process described above, in early 2013, the Compensation Committee evaluated the performance of Messrs. Boissonneault, Herendeen and Howard with respect to 2012 and granted each of Messrs. Boissonneault, Herendeen and Howard an equity incentive award in respect of his 2012 performance, with 34% of the value denominated in time-vesting restricted share units, 33% of the value denominated in performance-vesting restricted share units and 33% of the value denominated in options to purchase shares. Mr. van Zoonen and Ms. Hara did not receive equity incentive awards in 2013. The 2013 equity incentive awards granted to each Named Executive Officer, together with the aggregate fair value of such awards on the date of grant, are set forth below:

	Restricted Share Units
Named Executive Officer	Performance- Vesting	Time- Vesting	Options	Aggregate Fair Value
Roger M. Boissonneault	113,680	117,120	401,640	$4,929,390
Paul Herendeen	36,610	37,720	129,340	$1,587,489
Hans van Zoonen	—	—	—	—
Alvin D. Howard	15,020	15,470	53,050	$651,164
Izumi Hara	—	—	—	—

Each of the awards described above vests ratably over four years, subject, in the case of performance awards, to the achievement of annual performance targets.

These equity awards granted in 2013 are not reflected in the 2012 Summary Compensation Table or the 2012 Grants of Plan-Based Awards Table as such tables only address equity compensation awards granted during 2012, but will be reflected in the Company’s 2014 proxy statement.

2012 Equity Incentive Awards Based on 2011 Performance

Included in the Summary Compensation Table and the Grants of Plan-Based Awards Table in this Proxy Statement are equity compensation awards granted in early 2012 in respect of 2011 performance. The following describes the process used for determining the amount of the annual equity incentive award for each Named Executive Officer granted in 2012 in respect of 2011 performance. In order to determine the amount of the annual equity incentive award for each Named Executive Officer to be granted in 2012, the Compensation Committee evaluated each officer’s performance in 2011. The Compensation Committee reviewed the performance of the Company and carefully evaluated each Senior Executive Officer’s performance during 2011 as measured by the Chief Executive Officer against stated goals, core competencies and feedback from colleagues, as described in greater detail below. For the Chief Executive Officer, the Compensation Committee assessed his performance against pre-established corporate goals and objectives.

For 2011, the stated goals and objectives for the Named Executive Officers as a group are summarized below:

•

key operational objectives, such as the implementation of the Company’s Western European strategy following ACTONEL’s loss of exclusivity and the mobilization of the sales organization to support the launch and promotion of significant new products such as LO LOESTRIN FE and ATELVIA;

•

strategic objectives, such as continuing to deliver value to the Company’s shareholders through strategic transactions, such as the refinancing of the Company’s senior secured indebtedness in March 2011 and the announcement of the Company’s share redemption program in November 2011;

•	achieving specific operational goals for the Company or particular business functions, including the development of a comprehensive global manufacturing and supply strategy; and

•	driving performance and inspiring excellence among such officers’ reports and others within the organization.

More specifically, the 2011 goals and objectives for each of the Named Executive Officers were as follows:

•

Mr. Boissonneault’s goals were to oversee the formulation and implementation of the Company’s Western European strategy following ACTONEL’s loss of exclusivity, develop a comprehensive global manufacturing and supply strategy, prioritize the Company’s product development objectives, address the Company’s relationships with its key strategic partners, optimize the Company’s managed care and promotional strategies, work to achieve Company financial objectives, selectively pursue acquisitions, licensing arrangements and other strategic transactions, further cultivate a responsible Company culture which rewards performance and identifies and develops talent, clarify the Company’s organizational reporting structure, and clearly define and communicate individual and Company goals;

•

Mr. Herendeen’s goals were to identify and execute strategic transactions that deliver value to the Company’s shareholders, such as the refinancing of the Company’s senior secured indebtedness in March 2011 and the announcement of the Company’s share redemption program in November 2011, oversee the Company’s investor relations efforts and ensure that the Company clearly communicates to the investment community, the Company’s board of directors and other stakeholders its business strategy and value proposition, and implement other selected tax and strategic initiatives;

•

Mr. van Zoonen’s goals were to develop and implement the Company’s strategy with respect to its Western European operations, oversee the Company’s European commercial operations and, effective August 5, 2011, the Company’s U.S. commercial operations, rationalize the Company’s research and development function, and implement selected information technology initiatives;

•

Mr. Howard’s goals were to achieve key regulatory milestones with respect to the Company’s significant development projects, improve interdisciplinary coordination and communication between the Company’s regulatory and research and development functions, and continue to build a best-in-class regulatory organization; and

•

Ms. Hara’s goals were to assist senior management in connection with the execution of acquisitions, licensing arrangements and other strategic business development opportunities, resolve the Company’s dispute with Sanofi-Aventis U.S. LLC under the parties’ collaboration agreement, oversee and direct the Company’s litigation matters to ensure that they are addressed in a manner consistent with the Company’s strategic focus, oversee the Company’s compliance function, and provide legal counsel to the Company’s board of directors and senior management team as requested.

At the end of 2011, each Named Executive Officer’s performance was evaluated during the annual Performance Review Process or CEO Review, as applicable. Compensation recommendations for the Senior Executive Officers within ranges established by the Compensation Committee were made by the Chief Executive Officer based upon the Chief Executive Officer’s assessment of each such officer’s performance relative to the stated goals and objectives for such officer. The Compensation Committee had discretion to modify any compensation recommended by the Chief Executive Officer. With respect to the Chief Executive Officer, the

Compensation Committee established the Chief Executive Officer’s performance goals and objectives and, pursuant to the CEO Review at year-end, measured the Chief Executive Officer’s performance relative to the stated goals and objectives for the Chief Executive Officer.

For each Named Executive Officer, the Compensation Committee established an equity incentive award grant target based on a percentage of annual base salary that was used as a guideline in determining the equity incentive award to be granted to such officer. For 2012, the equity incentive award grant targets as a percentage of, in the case of the Chief Executive Officer, the Chief Executive Officer’s 2012 base salary, in the case of Messrs. Herendeen and van Zoonen, the average 2012 base salary of the officers in the Company’s Executive Vice President band, and in the case of Mr. Howard and Ms. Hara, the average 2012 base salary of the officers in the Company’s Senior Vice President band, were: Mr. Boissonneault, 450%; Messrs. Herendeen and van Zoonen, 300%; and Mr. Howard and Ms. Hara, 175%.

Based on applicable multipliers, the actual 2012 equity incentive award that could have been granted to each Senior Executive Officer ranged from zero to 150% of such Senior Executive Officer’s equity incentive award grant target, depending upon the final assessment of the officer’s performance against the 2011 goals and objectives established for the officer, as described above. Mr. Boissonneault’s multiplier was determined by the Compensation Committee’s annual assessment of his performance against 2011 goals and objectives established for him, as described above. Based on Mr. Boissonneault’s evaluation of the performances of Messrs. Herendeen, van Zoonen and Howard and Ms. Hara against their 2011 goals and objectives described above, the Compensation Committee’s review of this assessment and the Compensation Committee’s assessment that overall management performance met, but did not exceed, expectations for 2011, the Compensation Committee applied a multiplier of 90% to each officer’s target equity incentive award in 2012. Based on the Compensation Committee’s assessment of Mr. Boissonneault’s performance against his 2011 goals and objectives, the Compensation Committee applied a multiplier of 89% to his equity incentive award grant target in 2012. As in prior years, Mr. Boissonneault and the Compensation Committee exercised significant subjectivity and discretion in assessing the level of performance and translating that performance into a multiplier deemed appropriate based on that assessment. Given the Compensation Committee’s independence and oversight of this process, as well as the forward-looking retention and performance objectives served by the annual equity incentive award grants, the Company believes this discretion provided latitude for the exercise of an appropriate level of business judgment.

Once the Compensation Committee established the dollar value of each Named Executive Officer’s award, the Company used the Black-Scholes value of the options to determine how many options to grant and the closing stock price of an ordinary share on NASDAQ on the grant date to determine how many time-vesting restricted shares (or restricted share units in the case of Mr. van Zoonen) and performance-vesting restricted shares (or restricted share units in the case of Mr. van Zoonen) to grant. The exercise price of each option awarded was equal to the closing price of an ordinary share on the date of grant.

The value of the equity incentive awards made to the Named Executive Officers in 2012 with respect to 2011 performance was provided in the following percentages: 34% time-vesting restricted shares (or restricted share units in the case of Mr. van Zoonen), 33% performance-vesting restricted shares (or restricted share units in the case of Mr. van Zoonen) and 33% options to purchase shares. The 2012 equity incentive awards granted to each Named Executive Officer, together with the aggregate fair value of such awards on the date of grant, are set forth below:

	Restricted Shares/Units
Named Executive Officer	Performance- Vesting	Time- Vesting	Options	Aggregate Fair Value
Roger M. Boissonneault	83,220	85,740	211,740	$4,254,191
Paul Herendeen	28,820	29,700	73,330	$1,473,410
Hans van Zoonen	28,820	29,700	73,330	$1,473,410
Alvin D. Howard	10,240	10,550	26,050	$523,440
Izumi Hara	10,240	10,550	26,050	$523,440

In addition, under the purchase agreement pursuant to which the Company acquired The Procter & Gamble Company’s (“P&G”) global branded pharmaceutical business (“PGP”) in October 2009, the Company agreed to provide non-U.S. PGP employees, including Mr. van Zoonen, with certain contractually-specified employment arrangements for a period of two years following the closing date of the acquisition. Following the expiration of that two-year period in the fourth quarter of 2011, the Compensation Committee undertook a review of the terms of Mr. van Zoonen’s employment with the Company and determined that a meaningful one-time equity award to Mr. van Zoonen in order to better align his interests with those of the Company’s shareholders was appropriate and in the best interests of the Company. This grant was made on the same day as the 2012 equity incentive awards described above and the value thereof was provided in the following percentages: 34% time-vesting restricted share units, 33% performance-vesting restricted share units and 33% options to purchase shares. Pursuant to this special equity grant, Mr. van Zoonen received 80,620 time-vesting restricted share units, 78,250 performance-vesting restricted share units and 199,100 options to purchase shares. On the grant date, the approximate fair value of the special equity grant was $4 million.

Each of the awards described above vests ratably over four years, subject to (i) in the case of performance awards, the achievement of annual performance targets and (ii) accelerated vesting on certain termination events, as described under “Employment and Severance Agreements” below.

In March 2012, the Compensation Committee set the target for determining the number of performance-vesting restricted shares and share units, if any, that would vest with respect to performance in 2012 at Target CNI of $933 million, and established that Actual CNI for purposes of measurement against Target CNI would be calculated as described above under “Annual Cash Incentives”. Based on Actual CNI for 2012 exceeding Target CNI for 2012, 100% of the performance-vesting restricted shares (or restricted share units in the case of Mr. van Zoonen) that were eligible to vest with respect to the 2012 performance year vested. In February 2013, the following number of performance-vesting restricted shares (or restricted share units in the case of Mr. van Zoonen) granted to the Named Executive Officers vested: for Mr. Boissonneault, 35,283 shares; for Mr. Herendeen, 12,175 shares; for Mr. van Zoonen, 31,737 share units; and for Mr. Howard, 4,490 shares. Under the terms of Ms. Hara’s severance agreement, it was agreed that with respect to performance-vesting restricted shares, upon her separation from service with the Company, up to 2,245 performance-vesting restricted shares would be eligible to vest, subject to the achievement of annual performance targets, and that she would forfeit the remainder of her performance-vesting restricted shares. Based on Actual CNI for 2012 exceeding Target CNI for 2012, in February 2013 Ms. Hara vested in all of her performance-vesting restricted shares that were eligible to vest.

Dividends

In September 2010, the Company paid a special cash dividend of $8.50 per share (the “2010 Special Dividend”), delivering approximately $2.14 billion of value to its shareholders, which the Company funded through the issuance of additional term debt and senior notes totaling $2.25 billion. In September 2012, the Company paid the 2012 Special Dividend of $4.00 per share, delivering approximately $1 billion of value to its shareholders, which the Company funded through the issuance by the Company of $600 million of additional term debt and cash on hand. In August 2012, the Company announced the Dividend Policy, under which it expects to pay a total annual cash dividend to its ordinary shareholders of $0.50 per share in equal semi-annual installments of $0.25 per share. In December 2012, the Company paid its first semi-annual cash dividend under the Dividend Policy in the amount of $0.25 per share, or $62 million in the aggregate (the “December 2012 Semi-Annual Dividend”).

In connection with the Company’s payment of the 2010 Special Dividend and 2012 Special Dividend and pursuant to the terms of the Company’s Equity Incentive Plan, the Compensation Committee adjusted the exercise price of each option award outstanding at the times of the payment of the 2010 Special Dividend and the 2012 Special Dividend, including those held by the Named Executive Officers. All holders of restricted ordinary shares and share units, including the Named Executive Officers, are entitled to dividend-equivalent cash bonus payments (or in certain jurisdictions, dividends) with respect to their outstanding awards in an amount equal to the amount of dividends paid by the Company during the applicable vesting periods. These dividend-equivalent cash bonus payments (or dividends, as applicable) only vest if and when the restricted ordinary shares or share units to which they relate vest. For example, dividend-equivalent cash bonus payments (or dividends, as applicable) relating to performance-vesting restricted shares or share units are effectively subject to the achievement of the annual performance targets to which such performance-vesting ordinary shares or share units are subject. Holders of restricted ordinary shares and share units that vested in 2012, including the Named Executive Officers as applicable, received upon the vesting of such restricted ordinary shares and share units dividend-equivalent cash bonus payments (or dividends, as applicable) equal to (i) if such restricted ordinary shares and share units were granted prior to the declaration and payment of the 2010 Special Dividend, the 2010 Special Dividend, (ii) if such restricted ordinary shares and share units were granted prior to, and vested after, the declaration and payment of the 2012 Special Dividend, the 2012 Special Dividend and (iii) if such restricted ordinary shares and share units were granted prior to, and vested after, the declaration and payment of the December 2012 Semi-Annual Dividend, the December 2012 Semi-Annual Dividend.

Other Benefits

Retirement Plans

The Named Executive Officers (other than Mr. van Zoonen) were eligible to participate in the Company’s tax-qualified 401(k) Savings Plan. In accordance with the terms of the Company’s 401(k) Savings Plan and subject to certain limitations imposed by the Internal Revenue Service, the Company matches, in cash, 75% of amounts contributed to the plan by each plan participant, up to 6% of such participant’s base salary. The matching contributions paid to the Named Executive Officers (other than Mr. van Zoonen) in 2012 are included in the “All Other Compensation” column of the Summary Compensation Table.

The AXA LPP Foundation operates a pension plan in Switzerland in which Mr. van Zoonen is a participant. The Foundation ensures that the plan meets the mandated requirements under Swiss law for minimum pension benefits. The plan is a cash balance formula, with contributions made both by the Company and Mr. van Zoonen. The plan and Mr. van Zoonen’s benefits thereunder are more fully described in the footnotes to the Summary Compensation Table and Pension Benefits Table.

In addition, under the purchase agreement pursuant to which the Company acquired PGP, for a period of two years following the closing of the acquisition, the Company agreed to provide PGP employees, including Mr. van Zoonen, with benefits comparable in the aggregate to the benefits that they received from P&G as of the date of the purchase agreement. At such time, Mr. van Zoonen was participating in a supplemental international retirement arrangement (“IRA”) that P&G offered to certain of its expatriate employees. Because the Company does not offer a similar program to its employees, it satisfied its obligation under the PGP purchase agreement in respect of Mr. van Zoonen’s participation in the P&G IRA by paying to him an amount equal to the benefit that he would have accrued during the two-year period following the date of the acquisition had he remained a participant therein. Consequently in 2012, following the end of such two-year period, the Company made a payment to Mr. van Zoonen in the amount of 231,354 Swiss Francs ($253,143) in full satisfaction of the Company’s obligations in respect thereof. Such amount is included in the “All Other Compensation” column of the Summary Compensation Table.

Perquisites

The Compensation Committee has approved an annual housing allowance for Mr. Boissonneault in the amount of $50,000, net of tax, to reimburse him for expenses he incurs as a result of the substantial time that he is required to spend managing Company operations in Ireland. Messrs. Boissonneault and Herendeen are provided with automobiles and are permitted to use the corporate aircraft for business travel. Since Named Executive Officers do not have access to the corporate aircraft for personal use, it is not considered a perquisite. However, depending on seat availability, family members may travel on the Company’s aircraft to accompany executives who are traveling on business. There is de minimis incremental aggregate cost to the Company for this perquisite, and such costs, if any, are included in the “All Other Compensation” column of the Summary Compensation Table. The Company does not pay a tax gross-up related to the imputed income associated with this perquisite. In addition, Mr. van Zoonen was provided with an automobile and, consistent with his benefits while a PGP employee, received tuition reimbursement for his children during his employment and, pursuant to the terms of his severance agreement effective as of April 1, 2013, will continue to be eligible for these benefits for one year after his departure.

Employment and Severance Agreements

Messrs. Boissonneault, Herendeen and Howard

As discussed earlier, Messrs. Boissonneault and Herendeen have employment agreements that specify minimum base salaries and minimum target annual cash incentive opportunities, and Mr. Howard has a severance agreement. The agreements were initially adopted and approved by the private-equity sponsors (the “Sponsors”) at the time of the 2005 leveraged buyout and provide for certain payments in the event of a termination of employment by the Company without cause or by reason of death or disability, or a termination by the executive officer for good reason, or a termination by the Company without cause or by the executive officer for good reason following a change of control. The agreements also contain substantial restrictive covenants. The Company believes these arrangements benefit the Company by clarifying the terms of employment and ensuring that the Company is protected by noncompete, nonsolicitation and nondisclosure provisions. Where a change of control is a possibility, they also serve to minimize the distraction that can be caused by a potential transaction and reduce the risk that critical executive officers will leave the organization before a transaction closes. The severance benefits to which each of Messrs. Boissonneault, Herendeen and Howard are entitled are described below under “Potential Payments and Benefits Upon a Termination of Employment or a Change of Control.”

Mr. van Zoonen

In January 2012, the Company amended and restated its employment agreement with Mr. van Zoonen, which provided for certain payments in the event of a termination by the Company without cause or by reason of death or disability, or a termination by Mr. van Zoonen for good reason, or termination by the Company without cause in connection with or within two years following a change in control. In the event of a termination without cause, whether or not in connection with a change in control, the Company was previously required to employ Mr. van Zoonen for twelve months following the notice of termination but could place him on “garden leave” during that time period; he was not entitled to receive additional severance payments until the end of the twelve-month garden leave period, as described further below under “Potential Payments and Benefits Upon a Termination of Employment or a Change of Control.” The agreement also contained substantial restrictive covenants. As noted above, the Company believes these arrangements benefitted the Company by clarifying the terms of employment and ensuring that the Company was protected by noncompete, nonsolicitation and nondisclosure provisions.

In connection with his separation from service with the Company effective April 1, 2013, the Company entered into a severance agreement with Mr. van Zoonen, which superseded his employment agreement. Under the terms of his severance agreement, Mr. van Zoonen is entitled to the following benefits, in addition to his accrued rights (including a payment of 42,600 Swiss Francs ($46,612) for accrued but unused vacation days) upon his departure: a lump sum of 92,656 Swiss Francs ($101,382); a severance payment of 1,843,864 Swiss Francs ($2,017,519); accelerated vesting of 38,539 of his outstanding time-vesting restricted share unit awards and 94,773 of his outstanding share option awards; vesting on the regular vesting date in 2014 of up to 31,738 of his outstanding performance-vesting restricted share unit awards (subject to achievement of performance targets) that would have been eligible to vest in 2014 had he remained employed by the Company; accrued dividend-equivalent cash bonus payments with respect to such vesting equity awards; a health insurance subsidy of 1,525 Swiss Francs ($1,669) per month for up to 24 months; a lump sum payment of 9,404 Swiss Francs ($10,290) in lieu of continued contributions to his statutory Swiss pension plan; 28,514 Swiss Francs ($31,199) payable over twelve months in lieu of continued use of his company car; and 31,645 Swiss Francs ($34,625) as a reimbursement for certain tuition payments for his children. Mr. van Zoonen is restricted from competing with the Company and from soliciting Company customers, potential customers, employees or other service providers to the Company pursuant to the terms of his severance agreement until April 1, 2015.

Ms. Hara

In connection with her separation from service with the Company effective December 31, 2012, the Company entered into an amended and restated severance agreement with Ms. Hara on December 14, 2012. Under the terms of this agreement, Ms. Hara was entitled to the following benefits, in addition to her accrued rights (including payment of accrued but unused vacation days) upon her departure: a cash severance amount of $963,766; accelerated vesting of 5,894 of her outstanding time-vesting restricted share awards and 14,871 of her outstanding share option awards; vesting on the regular vesting date in 2013 of up to 2,245 of her outstanding performance-vesting restricted share awards (subject to achievement of performance targets) that would have been eligible to vest in 2013 had she remained employed by the Company; accrued dividend-equivalent cash bonus payments with respect to such vesting equity awards; up to 24 months of continued health benefits at the Company’s expense; continued life insurance coverage until December 31, 2014; and outplacement services of up to $15,000. Ms. Hara is restricted from soliciting Company customers, potential customers, employees or other service providers to the Company pursuant to the terms of her severance agreement until December 31, 2014.

Equity Award Agreements

In addition to the agreements described above, the equity award agreements that govern share option, time-vesting restricted share and share unit and performance-vesting restricted share and share unit grants to the Named Executive Officers contain provisions regarding forfeiture. Awards granted after June 2010 incorporate a “double-trigger” structure, meaning that they will not automatically vest upon a change in control of the Company, but instead will vest only in the event of certain qualifying terminations of employment within one year after a change in control.

The provisions of the agreements noted above are described and quantified under the heading “Potential Payments and Benefits Upon a Termination of Employment or a Change of Control” in this Proxy Statement.

Material Tax and Accounting Considerations

In designing its compensation programs, the Compensation Committee takes into consideration the potential tax and accounting effect that each element will or may have on the Company, the executive officers, the other employees as a group and the Company’s shareholders, as well as the overall expense related to its compensation programs as a whole. The number and class of shares available under the Company’s Equity Incentive Plan and/or subject to outstanding equity awards will also be adjusted by the Compensation Committee to prevent dilution or enlargement of rights in the event of various changes in the Company’s capitalization.

The Company has adopted the provisions of ASC 718. The Company’s stock-based compensation, including grants of non-qualified time-based vesting options to purchase ordinary shares and grants of time-based and performance-based vesting restricted ordinary shares and their equivalents, is measured at fair value on the date of grant and is recognized in the statement of operations as compensation expense over the applicable vesting periods. For a description of assumptions used in calculating annual recognition of share-based compensation, see “Note 14” to the Notes to the Company’s Consolidated Financial Statements for the year ended December 31, 2012, included in the Annual Report.

Section 162(m) of the Internal Revenue Code, as amended, generally disallows a tax deduction to public companies for certain compensation in excess of $1 million paid to the company’s chief executive officer and the three other most highly compensated executive officers (other than the chief financial officer), unless such amount qualifies as “performance-based compensation” pursuant to certain specified requirements. The Company expects that payments to the Company’s executive officers will generally comply with the rules of Section 162(m) and, in that regard, its policy is to structure compensation to be deductible to the extent feasible and consistent with its overall compensation objectives. However, maintaining tax deductibility is not the sole consideration taken into account by the Compensation Committee in determining what compensation arrangements are in the best interests of the Company and its shareholders. The Compensation Committee can and does approve payments that are not deductible when, in its judgment, such payments are necessary to achieve the Company’s compensation objectives and safeguard shareholder interests, which is the case, for example, with respect to certain base salary amounts and restricted share awards awarded in 2012.

Compensation Committee Report

The Compensation Committee of the Company has reviewed and discussed the Compensation Discussion and Analysis with management and, based on such review and discussions, the Compensation Committee recommended to the board of directors that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference in the Company’s Annual Report on Form 10-K for the year ended December 31, 2012.

Respectfully submitted by the Compensation Committee,

Liam M. Fitzgerald, Chairman

James H. Bloem

John P. Connaughton

Summary Compensation Table for 2012

The following table sets forth, for the years ended December 31, 2010, 2011 and 2012, information regarding the compensation of the Named Executive Officers.

Name and Principal Position	Year	Salary ($)		Bonus ($)	Stock Awards ($)(2)(3)	Option Awards ($)(2)(3)	Non-Equity Incentive Plan Compensation ($)(4)		Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)		All Other Compensation ($)(8)	Total ($)
Roger M. Boissonneault Chief Executive Officer and President	2012	1,063,475		—	2,850,355	1,403,836	1,169,823		—		136,381	6,623,870
	2011	1,032,500		—	2,940,426	1,448,156	1,032,500		—		133,195	6,586,777
	2010	1,000,000		—	2,400,121	2,400,087	1,650,000		—		72,223	7,522,431

Paul Herendeen Executive Vice President and Chief Financial Officer	2012	513,701		—	987,232	486,178	423,804		—		28,412	2,439,327
	2011	498,739		—	1,009,654	497,210	374,054		—		27,512	2,407,169
	2010	483,040		—	627,770	627,780	648,508		—		24,195	2,411,293

Hans van Zoonen President, Europe/International and Marketing	2012	593,453	(5)	—	3,667,369	1,806,211	400,470	(5)	182,933	(5)(7)	312,830	6,963,266
	2011	560,249	(6)	—	1,009,654	497,210	420,187	(6)	157,890	(6)	57,157	2,702,347
	2010	546,210	(6)	—	627,763	627,738	700,623	(6)	139,512	(6)	84,162	2,726,008

Alvin D. Howard Senior Vice President, Regulatory Affairs(1)	2012	345,581		—	350,728	172,712	124,409		—		11,250	1,004,680

Izumi Hara Senior Vice President, General Counsel and Secretary(1)	2012	360,974		—	350,728	172,712	—		—		1,304,672	2,189,086

(1)	Mr. Howard and Ms. Hara were not “named executive officers” of the Company in 2010 or 2011, and therefore, no amounts are disclosed in the Summary Compensation Table for such years in accordance with the SEC’s proxy rules.

(2)	Amounts shown include the grant date fair value for financial statement reporting purposes for the fiscal years presented, in accordance with ASC 718, in respect of share, share unit and option awards, as applicable. Amounts shown do not reflect (i) the incremental fair value, calculated in accordance with ASC 718, related to the modification of awards of restricted ordinary shares and options that vested or remained eligible to vest upon the departure of Ms. Hara, which is reported in the “All Other Compensation” column above, or (ii) the compensation actually received by the Named Executive Officers. Assumptions used in the calculation of these amounts for 2012, 2011 and 2010 are included in “Note 14” to the Notes to the Company’s Consolidated Financial Statements for the years ended December 31, 2012, 2011 and 2010, respectively, included in the Company’s annual reports on Form 10-K filed on February 22, 2013, February 24, 2012 and February 25, 2011, respectively.

(3)	As a result of her departure from the Company on December 31, 2012, Ms. Hara forfeited 18,192 shares granted in 2012, having an aggregate grant date fair value of $306,899, and 22,794 options granted in 2012, having an aggregate grant date fair value of $151,124. In addition, as a result of her departure from the Company on December 31, 2012, Ms. Hara forfeited 12,667 shares granted prior to 2012 and 19,143 options granted prior to 2012.

(4)	For 2012, amounts shown reflect annual cash incentives earned by Messrs. Boissonneault, Herendeen, van Zoonen and Howard with respect to 2012 performance that were paid in 2013. Due to her separation from service with the Company effective December 31, 2012, Ms. Hara was not eligible to receive, and did not receive, a 2012 annual cash incentive award.

(5)	Represents the U.S. dollar equivalent of the applicable Swiss Franc value, based on the Swiss Franc to U.S. dollar exchange rate as of December 31, 2012 of 1 Swiss Franc = $1.09418.

(6)	Represents the U.S. dollar equivalent of the applicable Swiss Franc value, based on a Swiss Franc to U.S. dollar exchange rate of 1 Swiss Franc = $1.06395, in the case of 2011 figures, or 1 Swiss Franc = $1.071, in the case of 2010 figures.

(7)	Amount shown excludes the estimated change in pension value attributable to an optional employee pension contribution made by Mr. van Zoonen in 2012 in the amount of 1,750,000 Swiss Francs ($1,914,815). The total change in pension value for 2012, including the amount thereof attributable to such optional employee pension contribution, was 2,382,997 Swiss Francs ($2,607,428).

(8)	The following table sets forth the component amounts presented in the “All Other Compensation” column above for the year ended December 31, 2012:

Name	Contributions Under 401(k) Savings Plan(i) ($)	Personal Use of Company Automobile(ii) ($)		Housing Allowance(iii) ($)	Payments Upon Termination(iv) ($)	Other ($)
Roger M. Boissonneault	11,250	37,643		86,625	—	863	(vi)
Paul Herendeen	11,250	17,117		—	—	45	(vi)
Hans van Zoonen	—	24,532	(v)	—	—	288,298	(vii)
Alvin D. Howard	11,250	—		—	—	—
Izumi Hara	11,250	—		—	1,265,655	27,767	(viii)

(i)	Represents the annual contribution of the Company under the terms of its 401(k) Savings Plan. Under the terms of the 401(k) Savings Plan, the Company will match up to 75% of the first 6% of salary compensation contributed by each employee, subject to IRS limitations.

(ii)	Represents the incremental cost to the Company attributable to the personal use by the Named Executive Officers of Company automobiles.

(iii)	The Compensation Committee previously approved an annual housing allowance for Mr. Boissonneault in the amount of $50,000, net of tax, to reimburse him for expenses he incurs as a result of the substantial time that he is required to spend managing Company operations in Ireland. The amount set forth in the table above includes Mr. Boissonneault’s annual housing allowance for 2012 and an additional $36,625 representing reimbursements paid by the Company to Mr. Boissonneault for taxes associated with the annual housing allowance.

(iv)	Includes the following amounts expensed during 2012 with respect to the payments to be made to Ms. Hara under the terms of her severance agreement as a result of her departure from the Company on December 31, 2012: (a) a cash severance payment of $963,766, (b) the value of continued health and welfare benefits in the amount of $61,312 and (c) outplacement services of up to $15,000. In addition, includes (x) $160,548, representing the incremental fair value, calculated in accordance with ASC 718, related to the modification of awards of restricted ordinary shares and options that vested or remained eligible to vest upon the departure of Ms. Hara in accordance with her severance agreement, but would otherwise have been forfeited under the terms of the original award agreements and (y) a payment with respect to such awards of $65,029 that was payable upon vesting as a result of the 2010 Special Dividend, 2012 Special Dividend and December 2012 Semi-Annual Dividend, as applicable. Assumptions used in the calculation of the incremental fair value of such shares and options (other than with respect to the expected term thereof) are included in “Note 14” to the Notes to the Company’s Consolidated Financial Statements for the year ended December 31, 2012 included in the Annual Report.

(v)	Represents the U.S. dollar equivalent of the applicable Swiss Franc value, based on the Swiss Franc to U.S. dollar exchange rate as of December 31, 2012 of 1 Swiss Franc = $1.09418.

(vi)	In 2012, family members of each of Messrs. Boissonneault and Herendeen accompanied him on the Company’s aircraft on certain business trips. The amount shown in the “Other” column represents the resulting aggregate incremental cost to the Company for such family members to accompany Messrs. Boissonneault and Herendeen on such trips.

(vii)	Includes $34,625 for reimbursement of Mr. van Zoonen’s children’s school tuition accrued in respect of 2012 (a portion of which is payable in 2013), $253,143 paid in satisfaction of the Company’s obligation under the PGP purchase agreement in respect of Mr. van Zoonen’s participation in the P&G IRA and de minimis charges related to meal and product allowances and expatriate expenses. Certain of such amounts (or portions thereof) represent the U.S. dollar equivalent of the applicable Swiss Franc value, based on the Swiss Franc to U.S. dollar exchange rate as of December 31, 2012 of 1 Swiss Franc = $1.09418.

(viii)	Represents accrued but unused vacation days payable to Ms. Hara under her severance agreement and consistent with Company policy following her departure from the Company on December 31, 2012.

Grants of Plan-Based Awards Table for 2012

The following table sets forth information concerning the Named Executive Officers’ 2012 annual cash incentive award opportunities and 2012 grants of restricted ordinary shares or share units and share options under the Warner Chilcott Equity Incentive Plan.

Name	Grant Date	Committee Approval Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(2)			Estimated Possible Payouts Under Equity Incentive Plan Awards(4)			All Other Stock Awards: Number of Shares of Stock or Units (#)(5)	All Other Option Awards: Number of Securities Underlying Options (#)(6)	Exercise or Base Price of Option Awards ($/Sh)(7)	Closing Market Price of Ordinary Shares on Date of Grant ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(8)
			Thres- hold ($)(1)	Target ($)	Maxi- mum ($)	Thres- hold (#)(3)	Target (#)	Maxi- mum (#)
Roger M. Boissonneault	—	—	850,780	1,063,475	1,276,170	—	—	—	—	—	—	—	—
	1/31/2012	1/30/2012	—	—	—	66,576	83,220	83,220	—	—	—	—	1,403,921
	1/31/2012	1/30/2012	—	—	—	—	—	—	85,740	—	—	—	1,446,434
	1/31/2012	1/30/2012	—	—	—	—	—	—	—	211,740	13.35	16.87	1,403,836

Paul Herendeen	—	—	308,221	385,276	462,331	—	—	—	—	—	—	—	—
	1/31/2012	1/30/2012	—	—	—	23,056	28,820	28,820	—	—	—	—	486,193
	1/31/2012	1/30/2012	—	—	—	—	—	—	29,700	—	—	—	501,039
	1/31/2012	1/30/2012	—	—	—	—	—	—	—	73,330	13.35	16.87	486,178

Hans van Zoonen	—	—	356,072	445,090	534,108	—	—	—	—	—	—	—	—
	1/31/2012	1/30/2012	—	—	—	85,656	107,070	107,070	—	—	—	—	1,806,271
	1/31/2012	1/30/2012	—	—	—	—	—	—	110,320	—	—	—	1,861,098
	1/31/2012	1/30/2012	—	—	—	—	—	—	—	272,430	13.35	16.87	1,806,211

Alvin D. Howard	—	—	—	103,674	134,777	—	—	—	—	—	—	—	—
	1/31/2012	1/30/2012	—	—	—	8,192	10,240	10,240	—	—	—	—	172,749
	1/31/2012	1/30/2012	—	—	—	—	—	—	10,550	—	—	—	177,979
	1/31/2012	1/30/2012	—	—	—	—	—	—	—	26,050	13.35	16.87	172,712

Izumi Hara	—	—	—	108,292	140,780	—	—	—	—	—	—	—	—
	1/31/2012	1/30/2012	—	—	—	8,192	10,240	10,240	—	—	—	—	172,749
	1/31/2012	1/30/2012	—	—	—	—	—	—	10,550	—	—	—	177,979
	1/31/2012	1/30/2012	—	—	—	—	—	—	—	26,050	13.35	16.87	172,712
	—	—	—	—	—	—	—	—	—	—	—	—	225,577	(9)

(1)	For Messrs. Boissonneault, Herendeen and van Zoonen, assumes executives are eligible for an annual cash incentive award under the Management Incentive Plan (the “MIP”) based on the Company’s Actual CNI achieved in the year ended December 31, 2012. For Mr. Howard and Ms. Hara, assumes executives are eligible for an annual cash incentive award based on the achievement of performance goals approved by the Compensation Committee and his or her Performance Rating. Due to her separation from service with the Company effective December 31, 2012, Ms. Hara was not eligible to receive, and did not receive, a 2012 annual cash incentive award.

(2)	Represents the range of potential annual cash incentive awards payable to (i) Messrs. Boissonneault, Herendeen and van Zoonen under the MIP, based on the Company’s Actual CNI achieved in the year ended December 31, 2012 and (ii) Mr. Howard and Ms. Hara based on the achievement of performance goals approved by the Compensation Committee and his or her Performance Rating. See the column entitled “Non-Equity Incentive Plan Compensation” in the Summary Compensation Table for the annual cash incentive, if any, earned by the Named Executive Officers in 2012 and paid in 2013.

(3)	Assumes performance-vesting restricted shares or share units, as applicable, are eligible to vest based on the Company’s achievement of minimum applicable performance targets.

(4)	Represents grants of performance-vesting restricted shares or share units made in 2012 under the Equity Incentive Plan, as more fully described under “Compensation Discussion and Analysis.” Up to 25% of the award is eligible to vest in each of the four years following the date of grant, depending upon the achievement of annual performance targets. As a result of her departure from the Company on December 31, 2012, Ms. Hara forfeited 8,960 performance-vesting restricted shares granted in 2012, having an aggregate grant date fair value of $151,155.

(5)	Represents grants of time-vesting restricted shares or share units made in 2012 under the Equity Incentive Plan, as more fully described under “Compensation Discussion and Analysis,” that vest ratably over four years on the anniversary of the date of grant. As a result of her departure from the Company on December 31, 2012, Ms. Hara forfeited 9,232 time-vesting restricted shares granted in 2012, having an aggregate grant date fair value of $155,744.

(6)	Represents grants of options to purchase ordinary shares made in 2012 under the Equity Incentive Plan, as more fully described under “Compensation Discussion and Analysis,” that vest ratably over four years on the anniversary of the date of grant. As a result of her departure from the Company on December 31, 2012, Ms. Hara forfeited 22,794 options granted in 2012, having an aggregate grant date fair value of $151,124.

(7)	Represents the closing market price of the underlying ordinary shares on the date of the grant, as subsequently reduced by the Compensation Committee pursuant to the terms of the Equity Incentive Plan and the applicable Share Option Award Agreement in connection with the declaration of the 2012 Special Dividend. As a result, the exercise price of each option outstanding prior to the 2012 Special Dividend was reduced by $3.52. No adjustment was made to the number of outstanding options.

(8)	Amounts shown represent the grant date fair value for financial statement reporting purposes for the 2012 fiscal year, in accordance with ASC 718, in respect of grants of restricted ordinary shares, share units and options to purchase ordinary shares, as applicable, granted on January 31, 2012. Assumptions used in the calculation of these amounts are included in “Note 14” to the Notes to the Company’s Consolidated Financial Statements for the year ended December 31, 2012, included in the Annual Report.

(9)	Represents (i) the aggregate incremental fair value of $160,548, calculated in accordance with ASC 718, of restricted ordinary shares and options that vested or remained eligible to vest upon the departure of Ms. Hara from the Company on December 31, 2012 in accordance with her severance agreement, but would otherwise have been forfeited under the terms of the original award agreements and (ii) a payment with respect to such awards of $65,029 that was payable upon vesting as a result of the 2010 Special Dividend, the 2012 Special Dividend and December 2012 Semi-Annual Dividend, as applicable. The applicable awards were deemed to be modified upon the departure of Ms. Hara on December 31, 2012, and the aggregate incremental fair value resulting from such modification is included in the “All Other Compensation” column of the Summary Compensation Table. The number of shares and options that vested or remained eligible to vest as a result of such modification are included in the Outstanding Equity Awards at Fiscal Year-End Table and the accompanying footnotes. Assumptions used in the calculation of the incremental fair value of such shares and options (other than with respect to the expected term thereof) are included in “Note 14” to the Notes to the Company’s Consolidated Financial Statements for the year ended December 31, 2012 included in the Annual Report.

Outstanding Equity Awards at Fiscal Year-End Table for 2012

The following table sets forth information concerning unexercised options and unvested restricted ordinary shares and share units for each of the Named Executive Officers outstanding as of December 31, 2012. The market value of the shares is based on the closing market price of the ordinary shares as of December 31, 2012 ($12.04).

	Option Awards								Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)(10)	Option Expiration Date		Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Roger M. Boissonneault	479,430	(1)	—		—	11.71	1/18/2015		210,513	(12)	2,534,577	126,653	(13)	1,524,902
	285,720	(2)	95,240	(2)	—	2.02	1/19/2019		—		—	—		—
	108,405	(3)	108,405	(3)	—	16.06	1/28/2020		—		—	—		—
	35,810	(4)	107,430	(4)	—	21.49	2/16/2021		—		—	—		—
	—		211,740	(5)	—	13.35	1/30/2022		—		—	—		—

Paul Herendeen	479,430	(6)	—		—	11.71	4/1/2015		67,166	(14)	808,679	43,730	(15)	526,509
	83,940	(2)	27,980	(2)	—	2.02	1/19/2019		—		—	—		—
	28,355	(3)	28,355	(3)	—	16.06	1/28/2020		—		—	—		—
	12,295	(4)	36,885	(4)	—	21.49	2/16/2021		—		—	—		—
	—		73,330	(5)	—	13.35	1/30/2022		—		—	—		—

Hans van Zoonen	21,874	(3)	21,875	(3)	—	16.06	1/28/2020		137,360	(16)	1,653,814	121,980	(17)	1,468,639
	6,863	(7)	6,863	(7)	—	14.25	3/30/2020		—		—	—		—
	12,295	(4)	36,885	(4)	—	21.49	2/16/2021		—		—	—		—
	—		73,330	(5)	—	13.35	1/30/2022		—		—	—		—
	—		199,100	(5)	—	13.35	1/30/2022		—		—	—		—

Alvin D. Howard	16,500	(8)	—		—	3.73	9/20/2016		22,815	(18)	274,693	16,030	(19)	193,001
	16,020	(9)	—		—	6.37	1/9/2018		—		—	—		—
	25,695	(2)	8,565	(2)	—	2.02	1/19/2019		—		—	—		—
	7,520	(3)	7,520	(3)	—	16.06	1/28/2020		—		—	—		—
	4,775	(4)	14,325	(4)	—	21.49	2/16/2021		—		—	—		—
	—		26,050	(5)	—	13.35	1/30/2022		—		—	—		—

Izumi Hara	16,500	(8)	—		—	3.73	3/28/2013	(11)	—	(20)	—	2,245	(20)	27,030
	15,290	(9)	—		—	6.37	3/28/2013	(11)	—		—	—		—
	30,665	(2)	—		—	2.02	3/28/2013	(11)	—		—	—		—
	11,350	(3)	—		—	16.06	3/29/2013	(11)	—		—	—		—
	7,162	(4)	—		—	21.49	3/29/2013	(11)	—		—	—		—
	3,256	(5)	—		—	13.35	3/29/2013	(11)	—		—	—		—

(1)	These options were granted on March 28, 2005, and vested in four equal installments on January 18th of each of the following four years.

(2)	These options were granted on January 20, 2009, and vest in four equal installments on January 20th of each of the following four years. Upon Ms. Hara’s departure from the Company on December 31, 2012 and in accordance with her severance agreement, 6,133 of the unvested options held by Ms. Hara vested, and the remaining unvested portion of the award was forfeited.

(3)	These options were granted on January 29, 2010, and vest in four equal installments on January 29th of each of the following four years. Upon Ms. Hara’s departure from the Company on December 31, 2012 and in accordance with her severance agreement, 3,095 of the unvested options held by Ms. Hara vested, and the remaining unvested portion of the award was forfeited.

(4)	These options were granted on February 17, 2011, and vest in four equal installments on February 17th of each of the following four years. Upon Ms. Hara’s departure from the Company on December 31, 2012 and in accordance with her severance agreement, 2,387 of the unvested options held by Ms. Hara vested, and the remaining unvested portion of the award was forfeited.

(5)	These options were granted on January 31, 2012, and vest in four equal installments on January 31st of each of the following four years. Upon Ms. Hara’s departure from the Company on December 31, 2012 and in accordance with her severance agreement, 3,256 of the unvested options held by Ms. Hara vested, and the remaining unvested portion of the award was forfeited.

(6)	These options were granted on April 1, 2005, and vested in four equal installments on April 1st of each of the following four years.

(7)	These options were granted on March 31, 2010, and vest in four equal installments on March 31st of each of the following four years.

(8)	These options were granted on September 21, 2006, and vested in four equal installments on September 21st of each of the following four years.

(9)	These options were granted on January 10, 2008, and vested in four equal installments on January 10th of each of the following four years.

(10)	Pursuant to the terms of the Equity Incentive Plan and the applicable Share Option Award Agreement, in connection with the declarations of the 2010 Special Dividend and the 2012 Special Dividend, as applicable, the Compensation Committee reduced the exercise price of options outstanding at such times by $7.75 and $3.52, respectively. Prior to such reductions, the option exercise price of each option award granted on (i) March 28, 2005 and April 1, 2005 prior to the Company’s initial public offering was $22.98, (ii) September 21, 2006 was equal to the initial public offering price of $15.00, (iii) January 10, 2008 was equal to the closing market price on the grant date of $17.64, (iv) January 20, 2009 was equal to the closing market price on the grant date of $13.29, (v) January 29, 2010 was equal to the closing market price on the grant date of $27.33, (vi) March 31, 2010 was equal to the closing market price on the grant date of $25.52, (vii) February 17, 2011 was equal to the closing market price on the grant date of $25.01 and (viii) January 31, 2012 was equal to the closing market price on the grant date of $16.87. No adjustment was made to the number of outstanding options.

(11)	Under Ms. Hara’s Share Option Award Agreements, vested but unexercised options held by her at the expiration of the period ending on the date that is 60 business days (as such term is defined in the applicable Share Option Award Agreement) after her departure from the Company on December 31, 2012 shall be forfeited.

(12)	Represents (i) the unvested portion of the 144,470 time-vesting restricted shares granted on January 20, 2009 that vest in four equal installments on January 20th of each of the following four years, (ii) the unvested portion of the 87,820 time-vesting restricted shares granted on January 29, 2010 that vest in four equal installments on January 29th of each of the following four years, (iii) the unvested portion of the 59,660 time-vesting restricted shares granted on February 17, 2011 that vest in four equal installments on February 17th of each of the following four years and (iv) 85,740 time-vesting restricted shares granted on January 31, 2012 that vest in four equal installments on January 31st of each of the following four years.

(13)	Represents (i) the unearned and unvested portion of the 57,910 performance-vesting restricted shares granted on February 17, 2011 and (ii) 83,220 performance-vesting restricted shares granted on January 31, 2012. Up to 25% of each award is eligible to vest in each of the four years following the date of grant, depending upon the achievement of annual performance targets.

(14)	Represents (i) the unvested portion of the 42,450 time-vesting restricted shares granted on January 20, 2009 that vest in four equal installments on January 20th of each of the following four years, (ii) the unvested portion of the 22,970 time-vesting restricted shares granted on January 29, 2010 that vest in four equal installments on January 29th of each of the following four years, (iii) the unvested portion of the 20,490 time-vesting restricted shares granted on February 17, 2011 that vest in four equal installments on February 17th of each of the following four years and (iv) 29,700 time-vesting restricted shares granted on January 31, 2012 that vest in four equal installments on January 31st of each of the following four years.

(15)	Represents (i) the unearned and unvested portion of the 19,880 performance-vesting restricted shares granted on February 17, 2011 and (ii) 28,820 performance-restricted shares granted on January 31, 2012. Up to 25% of each award is eligible to vest in each of the four years following the date of grant, depending upon the achievement of annual performance targets.

(16)	Represents (i) the unvested portion of the 17,721 time-vesting restricted share units granted on January 29, 2010 that vest in four equal installments on January 29th of each of the following four years, (ii) the unvested portion of the 5,621 time-vesting restricted share units granted on March 31, 2010 that vest in four equal installments on March 31st of each of the following four years, (iii) the unvested portion of the 20,490 time-vesting restricted share units granted on February 17, 2011 that vest in four equal installments on February 17th of each of the following four years, (iv) 29,700 time-vesting restricted share units granted on January 31, 2012 that vest in four equal installments on January 31st of each of the following four years and (v) 80,620 time-vesting restricted share units granted on January 31, 2012 that vest in four equal installments on January 31st of each of the following four years.

(17)	Represents (i) the unearned and unvested portion of the 19,880 performance-vesting restricted share units granted on February 17, 2011, (ii) 28,820 performance-restricted share units granted on January 31, 2012 and (iii) 78,250 performance-restricted share units granted on January 31, 2012. Up to 25% of each award is eligible to vest in each of the four years following the date of grant, depending upon the achievement of annual performance targets.

(18)	Represents (i) the unvested portion of the 13,000 time-vesting restricted shares granted on January 20, 2009 that vest in four equal installments on January 20th of each of the following four years, (ii) the unvested portion of the 6,090 time-vesting restricted shares granted on January 29, 2010 that vest in four equal installments on January 29th of each of the following four years, (iii) the unvested portion of the 7,960 time-vesting restricted shares granted on February 17, 2011 that vest in four equal installments on February 17th of each of the following four years and (iv) 10,550 time-vesting restricted shares granted on January 31, 2012 that vest in four equal installments on January 31st of each of the following four years.

(19)	Represents (i) the unearned and unvested portion of the 7,720 performance-vesting restricted shares granted on February 17, 2011 and (ii) 10,240 performance-restricted shares granted on January 31, 2012. Up to 25% of each award is eligible to vest in each of the four years following the date of grant, depending upon the achievement of annual performance targets.

(20)	Upon Ms. Hara’s departure from the Company on December 31, 2012, (i) an aggregate of 5,894 of Ms. Hara’s unvested time-vesting restricted shares vested and (ii) 965 of her unearned and unvested performance-vesting restricted shares granted on February 17, 2011 and 1,280 of her unearned and unvested performance-vesting restricted shares granted on January 31, 2012 remained outstanding and eligible to vest, depending upon the achievement of the 2012 annual performance target. Except for the foregoing, all of Ms. Hara’s unvested shares were forfeited upon her departure.

Option Exercises and Stock Vested Table for 2012

The following table sets forth the number and value of restricted ordinary shares and share units that vested during 2012. The Named Executive Officers did not exercise any options during 2012.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)		Value Realized on Vesting ($)(5)
Roger M. Boissonneault	—	—	87,464	(1)	1,493,148
Paul Herendeen	—	—	26,447	(1)	451,464
Hans van Zoonen	—	—	15,927	(2)	267,777
Alvin D. Howard	—	—	11,743	(3)	199,433
Izumi Hara	—	—	17,502	(4)	268,019

(1)	Each of Messrs. Boissonneault and Herendeen was granted (i) time-vesting restricted shares on January 20, 2009 that vest in four equal annual installments on January 20th of each of the following four years, (ii) time-vesting restricted shares on January 29, 2010 that vest in four equal annual installments on January 29th of each of the following four years, (iii) time-vesting restricted shares on February 17, 2011 that vest in four equal annual installments on February 17th of each of the following four years and (iv) performance-vesting restricted shares on February 17, 2011, of which up to 25% are eligible to vest in each of the four years following the date of grant, depending on the achievement of annual performance targets. The following shares vested for Messrs. Boissonneault and Herendeen during 2012: 36,117 and 10,612 shares, respectively, on January 20, 2012; 21,955 and 5,743 shares, respectively, on January 29, 2012; 14,915 and 5,122 shares, respectively, on February 17, 2012; and 14,477 and 4,970 shares, respectively, on February 29, 2012.

(2)	Mr. van Zoonen was granted (i) time-vesting restricted share units on January 29, 2010 that vest in four equal annual installments on January 29th of each of the following four years, (ii) time-vesting restricted share units on March 31, 2010 that vest in four equal installments on March 31st of each of the following four years, (iii) time-vesting restricted share units on February 17, 2011 that vest in four equal annual installments on February 17th of each of the following four years and (iv) performance-vesting restricted share units on February 17, 2011, of which up to 25% are eligible to vest in each of the four years following the date of grant, depending on the achievement of annual performance targets. The following shares vested for Mr. van Zoonen during 2012: 4,430 shares on January 29, 2012; 5,122 shares on February 17, 2012; 4,970 shares on February 29, 2012; and 1,405 shares on March 31, 2012.

(3)	Mr. Howard was granted (i) time-vesting restricted shares on January 10, 2008 that vested in four equal annual installments on January 10th of each of the following four years, (ii) time-vesting restricted shares on January 20, 2009 that vest in four equal annual installments on January 20th of each of the following four years, (iii) time-vesting restricted shares on January 29, 2010 that vest in four equal annual installments on January 29th of each of the following four years, (iv) time-vesting restricted shares on February 17, 2011 that vest in four equal annual installments on February 17th of each of the following four years and (v) performance-vesting restricted shares on February 17, 2011, of which up to 25% are eligible to vest in each of the four years following the date of grant, depending on the achievement of annual performance targets. The following shares vested for Mr. Howard during 2012: 3,050 shares on January 10, 2012; 3,250 shares on January 20, 2012; 1,523 shares on January 29, 2012; 1,990 shares on February 17, 2012; and 1,930 shares on February 29, 2012.

(4)	Ms. Hara was granted (i) time-vesting restricted shares on January 10, 2008 that vested in four equal annual installments on January 10th of each of the following four years, (ii) time-vesting restricted shares on January 20, 2009 that vest in four equal annual installments on January 20th of each of the following four years, (iii) time-vesting restricted shares on January 29, 2010 that vest in four equal annual installments on January 29th of each of the following four years, (iv) time-vesting restricted shares on February 17, 2011 that vest in four equal annual installments on February 17th of each of the following four years, (v) performance-vesting restricted shares on February 17, 2011, of which up to 25% are eligible to vest in each of the four years following the date of grant, depending on the achievement of annual performance targets and (vi) time-vesting restricted shares on January 31, 2012 that vest in four equal annual installments on January 31st of each of the following four years. The following shares vested for Ms. Hara during 2012: 2,913 shares on January 10, 2012; 3,102 shares on January 20, 2012; 1,673 shares on January 29, 2012; 1,990 shares on February 17, 2012; and 1,930 shares on February 29, 2012. In addition, upon Ms. Hara’s departure from the Company on December 31, 2012, an aggregate of 5,894 unvested time-vesting restricted shares vested.

(5)	The aggregate value received by each Named Executive Officer was calculated by multiplying the number of shares vesting on each applicable vesting date by the closing market price of the ordinary shares on such vesting date: January 10, 2012 ($16.76), January 20, 2012 ($17.47), January 29, 2012 ($16.69), February 17, 2012 ($17.00), February 29, 2012 ($16.73), March 31, 2012 ($16.81) and December 31, 2012 ($12.04).

Pension Benefits

Under the purchase agreement pursuant to which the Company acquired PGP from P&G, the Company assumed certain P&G pension plans for non-U.S. legacy P&G employees, including Mr. van Zoonen. None of the Named Executive Officers other than Mr. van Zoonen participated in any defined benefit plans in 2012.

The AXA LPP Foundation operates the pension scheme in Switzerland that was assumed by the Company and in which Mr. van Zoonen is a participant. This plan is a cash balance formula, with contributions made by the Company and Mr. van Zoonen. The key provisions of the AXA plan, as in effect as of December 31, 2012, are as follows:

•

Retirement Benefit. Upon retirement, participants will receive the value of their cash balance account. They may elect to receive their benefit as a lump sum or as an annuity. The cash balance account grows each year with pay credits (payable by the employer and the employee) and interest.

•	Pay Credits.

•

Required Employer and Employee Contributions. Each year, Mr. van Zoonen’s cash balance account is credited with an amount equal to a percentage, which varies by age, of his pensionable pay as described below:

Age (Years)	Credit as a Percentage of Pay (Paid by the Company)	Credit as a Percentage of Pay (Paid by the Employee)
25 – 34	3.5%	3.5%
35 – 44	5.0%	5.0%
45 – 54	7.5%	7.5%
55 – 65	9.0%	9.0%

•	Optional Employee Contributions. Mr. van Zoonen may also make additional payments to the AXA plan to earn additional pay credits.

•	Pensionable Pay. Based on the annual rate of base pay, less an offset related to the participant’s social security retirement benefit. An upper limit is also applied to Pensionable Pay.

•	Normal Retirement Age. Age 65 in Switzerland.

•

Early Retirement Benefits. Participants such as Mr. van Zoonen, who is currently 55 years old, may elect to retire beginning at age 58. Annuity benefits, if elected at early retirement (defined as a retirement after age 58 but before age 65), are converted using actuarially equivalent reduced conversion factors.

The actuarial net present value of the accumulated pension benefits for Mr. van Zoonen under the AXA plan is shown in the “Pension Benefits Table” below. The accumulated pension benefits reflected in the table represent the value of the benefits accrued as of December 31, 2012 based on current salary and years of credited service, payable at the normal retirement age of 65 and using assumptions which include a 1.75% discount rate as of December 31, 2012. For further information regarding pension assumptions, see “Note 20” in the Notes to the Company’s Consolidated Financial Statements for the year ended December 31, 2012 included in the Annual Report.

Pension Benefits Table for 2012

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
Roger M. Boissonneault	—	—	—	—
Paul Herendeen	—	—	—	—
Hans van Zoonen(1)(2)	AXA LPP Foundation	23	3,450,910(3)(4)	—
Alvin D. Howard	—	—	—	—
Izumi Hara	—	—	—	—

(1)	Mr. van Zoonen’s number of years of credited service reflects his credited years of service with PGP, as well as with the Company.

(2)	Represents the U.S. dollar equivalent of the applicable Swiss Franc value, based on the Swiss Franc to U.S. dollar exchange rate as of December 31, 2012 of 1 Swiss Franc = $1.09418.

(3)	Value is based on the plan provisions in effect as of December 31, 2012. The value shown in this column represents the estimated present value as of December 31, 2012 of the accumulated benefits Mr. van Zoonen would be entitled to receive in the future based on his current salary and years of credited service, as well as the assumptions and methods prescribed by the SEC. These values do not represent the monthly or annual benefit that Mr. van Zoonen would actually receive.

(4)	In the year ended December 31, 2012, Mr. van Zoonen made contributions to his pension plan totaling $1,921,930 (including an optional employee pension contribution made by Mr. van Zoonen in 2012 in the amount of 1,750,000 Swiss Francs ($1,914,815)).

Nonqualified Deferred Compensation Plans

None of the Named Executive Officers participated in nonqualified defined contribution or deferred compensation plans in 2012.

Equity Compensation Plan Information

The following table provides information as of December 31, 2012 with respect to ordinary shares of the Company that may be issued under its existing Equity Incentive Plan.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights		Weighted- Average Exercise Price of Outstanding Options, Warrants and Rights		Number of Securities Remaining Available for Future Issuance
Equity Compensation Plans Approved by Security Holders
Warner Chilcott Equity Incentive Plan(1)	6,311,239	(2)	$10.50	(3)	10,776,927	(4)
Equity Compensation Plans Not Approved by Security Holders	—		—		—

(1)	For a description of certain provisions of the Warner Chilcott Equity Incentive Plan, please refer to “Note 14” to the Notes to the Company’s Consolidated Financial Statements for the year ended December 31, 2012, included in the Annual Report.

(2)	Includes shares to be issued upon the vesting of restricted share units.

(3)	Does not take into account outstanding restricted share units, each of which entitles the holder to receive one ordinary share upon vesting without the payment of any exercise price. In addition, pursuant to the terms of the Equity Incentive Plan and the applicable Share Option Award Agreement, in connection with the declarations of the 2010 Special Dividend and the 2012 Special Dividend, as applicable, the Compensation Committee reduced the exercise price of options outstanding at such times by $7.75 and $3.52, respectively.

(4)	As a result of the payments by the Company of the 2010 Special Dividend and the 2012 Special Dividend, the Compensation Committee approved adjustments, pursuant to the terms of the Equity Incentive Plan, to the number of shares available for issuance. The adjustments increased the number of shares available for issuance under the Equity Incentive Plan by 3,057,392 shares, effective March 2011, and 2,265,580 shares, effective November 2012, with respect to the 2010 Special Dividend and the 2012 Special Dividend, respectively.

Compensation Risk Management

The Company, with the assistance of an independent compensation consultant, Towers Watson & Co., has reviewed the Company’s compensation policies and practices and determined that those policies and practices do not create risks that are reasonably likely to have a material adverse effect on the Company. For each employee group, the Company reviewed the Company’s compensation philosophy, the design and structure of incentives, the performance measurement process and related corporate governance practices. In conducting this review, the Company considered various features of its compensation policies and practices that discourage excessive or unnecessary risk-taking, including, but not limited to, the following:

•

effective balance in: (i) cash and equity pay mix, including cash-based performance incentives, equity-based performance incentives and time-vested equity awards, (ii) short- and longer-term performance focus, including both financial metrics and the achievement of longer-term strategic objectives, and (iii) financial and non-financial performance measurement together with senior management and board discretion to manage pay appropriately;

•	equity grant guidelines and Compensation Committee oversight of the Company’s compensation policies and practices;

•	a performance feedback process which mitigates against rewarding performance that is the result of inappropriate risk-taking; and

•	an equity vesting horizon that supports long-term orientation and focus.

Potential Payments and Benefits Upon a Termination of Employment or a Change of Control

The following summary sets forth a description of the material terms of each contract, agreement, plan or arrangement in effect as of December 31, 2012 that provides for payments to the Company’s Named Executive Officers upon a termination of employment as of such date.

In connection with her separation from service with the Company effective December 31, 2012, the Company entered into an amended and restated severance agreement with Ms. Hara on December 14, 2012. Under the terms of this agreement, Ms. Hara was entitled to the following benefits, in addition to her accrued rights (including payment of accrued but unused vacation days) upon her departure: a cash severance amount of $963,766; accelerated vesting of 5,894 of her outstanding time-vesting restricted share awards and 14,871 of her outstanding share option awards; vesting on the regular vesting date in 2013 of up to 2,245 of her outstanding performance-vesting restricted share awards (subject to achievement of performance targets) that would have been eligible to vest in 2013 had she remained employed by the Company; accrued dividend-equivalent cash bonus payments with respect to such vesting equity awards; up to 24 months of continued health benefits at the Company’s expense; continued life insurance coverage until December 31, 2014; and outplacement services of up to $15,000. Based on Actual CNI for 2012 exceeding Target CNI for 2012, in February 2013 Ms. Hara vested in all of her performance-vesting restricted shares that were eligible to vest. All other unvested restricted ordinary shares and options were forfeited. Under Ms. Hara’s Share Option Award Agreements, vested but unexercised options held by her at the expiration of the period ending on the date that is 60 business days (as such term is defined in the applicable Share Option Award Agreement) after her departure from the Company on December 31, 2012 shall be forfeited.

In connection with his separation from service with the Company effective April 1, 2013, the Company entered into a severance agreement with Mr. van Zoonen, as described above under “Executive Compensation—Compensation Discussion and Analysis—Employment and Severance Agreements—Mr. van Zoonen.” The following summary does not describe such severance agreement, but instead describes the material terms of Mr. van Zoonen’s employment agreement that was in effect as of December 31, 2012.

Accrued Compensation and Benefits

Upon any termination of employment as of December 31, 2012, each Named Executive Officer was entitled to receive earned but unpaid salary, his or her balance under the Company’s 401(k) Plan (other than Mr. van Zoonen), his or her vested equity awards and any other accrued benefits under the Company’s benefit plans.

Additional Termination Benefits

Death. In the case of death, each of the following Named Executive Officer’s spouse and dependents was entitled to the following payments under such Named Executive Officer’s employment or severance agreement in effect as of December 31, 2012: (i) each of Messrs. Herendeen’s, van Zoonen’s and Howard’s spouse and dependents were entitled to an amount equal to one times such officer’s base salary in effect at the time of death and (ii) Ms. Hara’s spouse and dependents were entitled to an amount equal to two times the sum of Ms. Hara’s base salary in effect at the time of death and the annual cash incentive paid to Ms. Hara for the immediately preceding calendar year. In addition, the spouse and dependents of each of Messrs. Boissonneault, Herendeen, van Zoonen and Howard were entitled to continued health and welfare benefits for a twelve-month period.

Disability; Termination without Cause or for Good Reason. Under their respective employment or severance agreements in effect as of December 31, 2012, in the case of a termination of employment (i) of any Named Executive Officer by reason of disability or by the Company without cause or (ii) by Messrs. Boissonneault, Herendeen, van Zoonen or Howard for good reason, such Named Executive Officer was entitled to the following amounts:

•	Messrs. Boissonneault and Herendeen and Ms. Hara were each entitled to an amount equal to two times the sum of such officer’s base salary in effect at the time of termination and the annual cash incentive paid for the immediately preceding calendar year to such officer, to be paid over the 24-month period following termination. In addition, Mr. Boissonneault was entitled to continued health and welfare benefits for a twelve-month period following termination (including for his spouse and dependents) and Ms. Hara, in the event of termination by the Company without cause only, was entitled to continued health and welfare benefits for a 24-month period following termination.

•

Mr. van Zoonen was entitled to (i) in the event of termination by disability or by the officer for good reason, an amount equal to two times the sum of his base salary in effect at the time of termination and his annual cash incentive paid for the immediately preceding calendar year, to be paid over the 24-month period following termination and (ii) in the event of termination by the Company without cause, (a) a twelve-month “garden leave” period following the notice of termination, during which he would be entitled to continue to receive his then-current base salary and continued health and welfare benefits (including minimum employee pension contributions), as well as an amount equal to his annual cash incentive paid for the immediately preceding calendar year, to be paid over the course of such twelve-month period and (b) following such garden leave period, an amount equal to one times the sum of his base salary in effect at the time of termination and his annual cash incentive paid for the calendar year immediately preceding the notice of termination, to be paid over the twelve-month period following the end of such garden leave period.

•

Mr. Howard was entitled to an amount equal to one times his base salary in effect at the time of termination, to be paid over the twelve-month period following termination and continued health and welfare benefits for a twelve-month period following termination.

For Cause Termination. None of the Named Executive Officers were entitled to any additional payments or benefits in the event the Company terminated his or her employment for cause.

Voluntary Termination/Severance Received (Hara). None of Messrs. Boissonneault, Herendeen, van Zoonen or Howard were entitled to any additional payments or benefits in the event of a voluntary termination or a retirement (except as described with respect to a termination for good reason) under their agreements in effect as of December 31, 2012. In connection with her separation from service with the Company effective December 31, 2012, Ms. Hara received the benefits described at the beginning of this section.

Treatment of Equity Award Agreements in the Event of Death or Certain Terminations. Under each Named Executive Officer’s equity award agreements with respect to equity granted in 2009 and 2010 and outstanding as of December 31, 2012, in the event of death or termination of employment by reason of disability, by the Company without cause or by the officer for good reason as of December 31, 2012, between zero and 75% (depending on the next vesting date of the applicable award) of his or her non-vested outstanding options and restricted ordinary shares or share units, as applicable, that were scheduled to vest on such vesting date would vest. With respect to equity granted in 2011 or 2012 and outstanding as of December 31, 2012, in the event of any of the foregoing as of December 31, 2012, (i) for time-vesting restricted shares or share units and options, 50% of the non-vested outstanding options and restricted ordinary shares or share units, as applicable, that were otherwise eligible to vest on the next vesting date of the applicable award would vest and (ii) for performance-vesting restricted shares or share units, up to 50% of the restricted shares or share units, as applicable, that were otherwise eligible to vest with respect to the 2012 performance period would vest, subject to achievement of the 2012 annual performance target (which target would be deemed to have been achieved in the case of death or termination by disability). Each such Named Executive Officer (or such Named Executive Officer’s spouse or dependents in the case of death) would have sixty business days (or one year in the case of death or termination by disability) following termination to exercise any vested options. All other unvested restricted ordinary shares or share units and options would be forfeited.

Termination without Cause or for Good Reason Following a Change of Control. In the case of a termination of employment (i) of any of Messrs. Boissonneault, Herendeen, van Zoonen or Howard by the Company without cause or (ii) by Messrs. Boissonneault, Herendeen or Howard for good reason, in connection with, or during the two-year (or twelve-month, in the case of Mr. Howard) period following, a change of control, under the employment and severance agreements with the Named Executive Officers in effect as of December 31, 2012:

•

Messrs. Boissonneault and Herendeen were each entitled to the same payment benefits as described under “Disability; Termination without Cause or for Good Reason” above, except that the payments would be made in a lump sum within ten days of such officer’s last day of employment.

•

Mr. van Zoonen was entitled to the same payment benefits as described under “Disability; Termination without Cause or for Good Reason” above in respect of a termination by the Company without cause, except that the post-garden leave payment would be made in a lump sum within ten days of his last day of employment.

•

Mr. Howard was entitled to an amount equal to one-and-one-half times the sum of his current base salary in effect at the time of termination and his annual cash incentive paid for the immediately preceding calendar year, to be paid over the 18-month period following termination, as well as continued health and welfare benefits for an 18-month period following termination.

If any payment received by a Named Executive Officer (other than Mr. van Zoonen) in connection with a change of control was subject to an excise tax, the Company would provide the officer with a related tax gross-up payment. For awards granted prior to June 2010, upon a change of control, irrespective of whether or not there was also a termination of employment, each Named Executive Officer’s unvested option and restricted ordinary share or share unit awards, as applicable, would vest. Awards granted after June 2010, including those granted to the Named Executive Officers, incorporate a “double-trigger” structure, meaning that they will not automatically vest upon a change in control of the Company, but instead will vest only in the event of certain qualifying terminations of employment within one year after a change in control. In each such case, option awards will only vest if the fair market value of the underlying ordinary shares exceeds the exercise price of the awards.

Notwithstanding the foregoing, the timing of certain payments described above (other than for Mr. van Zoonen) would be delayed for six months in compliance with applicable tax rules and in accordance with each applicable Named Executive Officer’s respective employment agreement.

Restrictive Covenants

As of December 31, 2012, the employment or severance agreements with each of Messrs. Boissonneault, Herendeen, van Zoonen and Howard contained covenants not to compete or solicit customers or employees for (i) 24 months (or twelve months in the case of Mr. Howard) if such officer’s employment was terminated owing to disability, by the Company without cause or by such officer for good reason (inclusive of Mr. van Zoonen’s twelve-month “garden leave” period in the case of a termination of Mr. van Zoonen’s employment by the Company without cause); (ii) six months if such officer resigned without good reason or retired (which would increase to twelve months if the Company elected to pay such officer an amount equal to one times base salary, plus the annual cash incentive in the year immediately preceding the termination); and (iii) six months in the case of termination for cause.

Ms. Hara’s severance agreement contained a covenant not to compete until December 31, 2012 and covenants not to solicit customers or employees for a period of 24 months following the date of termination.

Definitions

As of December 31, 2012, each Named Executive Officer’s employment or severance agreement contained the following definition of “cause”:

The agreements defined “cause” to mean (i) the officer’s conviction of any felony (other than a violation of a motor vehicle or moving violation law) or conviction of a misdemeanor if such misdemeanor involves moral turpitude; or (ii) the officer’s voluntary engagement in conduct constituting larceny, embezzlement, conversion or any other act involving the misappropriation of funds in the course of the officer’s employment; or (iii) the willful refusal (following written notice) to carry out specific directions of the board of directors; or (iv) the commission of any act of gross negligence or intentional misconduct in the performance or non-performance of the officer’s duties as an employee; or (v) any material breach of any material provision of such officer’s agreement.

Each of Messrs. Boissonneault’s, Herendeen’s, van Zoonen’s and Howard’s employment or severance agreements in effect as of December 31, 2012 also contained the following definition of “good reason”:

The agreements defined “good reason” to mean (i) the assignment, subject to certain exceptions, to the officer of duties materially inconsistent with his or her position (including status, offices, titles and reporting requirements), authority, duties or responsibilities, or any other action by the Company which results in a diminution in such position, authority, duties or responsibilities; (ii) any failure, subject to certain exceptions, by the Company to pay base salary, bonus or other compensation to which the officer is contractually entitled; (iii) with the exception of Mr. van Zoonen, requiring the officer to relocate to another office or location; (iv) any termination by the Company of the officer’s employment other than for cause or as a result of such officer’s disability or death; or (v) any failure to obtain an express assumption of such officer’s employment or severance agreement by a successor.

Estimate of Incremental Potential Payments

The following tables set forth estimates of the payments and benefits each Named Executive Officer was entitled to receive from the Company upon a termination of employment on December 31, 2012. As discussed above, effective December 31, 2012, Ms. Hara separated from service with the Company as contemplated by her severance agreement. As a result of such departure, Ms. Hara became entitled to the amount shown in the column entitled “Severance Received” in her table below.

The closing market price of the Company’s ordinary shares as of such date was $12.04 per share. The amounts included in respect of equity awards granted in 2009 and 2010 following a change in control would be payable whether or not the executive officer’s employment was terminated. The amounts included in respect of equity awards granted after June 2010 would vest only in the event of certain qualifying terminations of employment within one year after a change in control, including termination by the Company without cause or by the officer for good reason pursuant to the terms of the applicable award agreement. In accordance with SEC rules, the potential payments were determined under the terms of the Company’s contracts, agreements, plans and arrangements as in effect on December 31, 2012. The tables do not include any previously vested equity awards or accrued benefits. Because the payments to be made to a Named Executive Officer depend on several factors, the actual amounts to be paid out upon a triggering event can only be determined at the time of the triggering event. The footnotes referenced in each table are presented after the last table.

Roger M. Boissonneault—Chief Executive Officer, President and Director

	Death ($)	Disability ($)	Termination for Cause ($)	Voluntary Termination ($)	Termination Without Cause or for Good Reason ($)	Termination Without Cause or for Good Reason After Change of Control ($)
Cash Payments(1)	—	4,191,950	—	—	4,191,950	4,191,950
Restricted Ordinary Shares(2)	955,604	955,604	—	—	955,604	4,059,479
Options(3)	715,729	715,729	—	—	715,729	954,305
Welfare Benefit Continuation(4)	15,183	15,670	—	—	15,670	15,670
Excise Tax Gross-up(5)	n/a	n/a	n/a	n/a	n/a	—

Total Value of Incremental Benefits	$1,686,516	$5,878,953	$—	$—	$5,878,953	$9,221,404

Paul Herendeen—Executive Vice President and Chief Financial Officer

	Death ($)	Disability ($)	Termination for Cause ($)	Voluntary Termination ($)	Termination Without Cause or for Good Reason ($)	Termination Without Cause or for Good Reason After Change of Control ($)
Cash Payments(1)	513,701	1,775,511	—	—	1,775,511	1,775,511
Restricted Ordinary Shares(2)	296,483	296,483	—	—	296,483	1,335,188
Options(3)	210,270	210,270	—	—	210,270	280,360
Welfare Benefit Continuation(4)	20,795	—	—	—	—	—
Excise Tax Gross-up(5)	n/a	n/a	n/a	n/a	n/a	—

Total Value of Incremental Benefits	$1,041,249	$2,282,264	$—	$—	$2,282,264	$3,391,059

Hans van Zoonen—President, Europe/International and Marketing

	Death ($)	Disability ($)	Termination for Cause ($)	Voluntary Termination ($)	Termination Without Cause or for Good Reason ($)		Termination Without Cause or for Good Reason After Change of Control ($)
Cash Payments(1)	593,453	2,051,157	—	—	2,051,157		2,051,157
Restricted Ordinary Units(2)	440,578	440,578	—	—	1,286,713	(6)	3,122,453
Options(3)	—	—	—	—	—		—
Welfare Benefit Continuation(4)	29,325	—	—	—	37,831	(7)	37,831	(7)
Excise Tax Gross-up(5)	n/a	n/a	n/a	n/a	n/a		n/a

Total Value of Incremental Benefits	$1,063,356	$2,491,735	$—	$—	$3,375,701		$5,211,441

Alvin D. Howard—Senior Vice President, Regulatory Affairs

	Death ($)	Disability ($)	Termination for Cause ($)	Voluntary Termination ($)	Termination Without Cause or for Good Reason ($)	Termination Without Cause or for Good Reason After Change of Control ($)
Cash Payments(1)	379,000	379,000	—	—	379,000	733,734
Restricted Ordinary Shares(2)	97,958	97,958	—	—	97,958	467,695
Options(3)	64,358	64,358	—	—	64,358	85,821
Welfare Benefit Continuation(4)	15,337	15,675	—	—	15,675	23,513
Excise Tax Gross-up(5)	n/a	n/a	n/a	n/a	n/a	—

Total Value of Incremental Benefits	$556,653	$556,991	$—	$—	$556,991	$1,310,763

Izumi Hara—Senior Vice President, General Counsel and Secretary

	Death ($)	Disability ($)	Termination for Cause ($)	Severance Received ($)	Termination Without Cause ($)		Termination Without Cause After Change of Control ($)
Cash Payments(1)	963,766	963,766	—	978,766	963,766		963,766
Restricted Ordinary Shares(2)	97,994	97,994	—	97,994	97,994	(8)	469,537	(8)
Options(3)	61,453	61,453	—	61,453	61,453	(8)	81,944	(8)
Welfare Benefit Continuation(4)	—	—	—	61,312	42,790		42,790
Excise Tax Gross-up(5)	n/a	n/a	n/a	n/a	n/a		—

Total Value of Incremental Benefits	$1,123,213	$1,123,213	$—	$1,199,525	$1,166,003		$1,558,037

(1)	Includes the annual cash incentive for 2011 paid in 2012. Does not include optional payments to extend the non-competition and non-solicitation period in the event of a voluntary termination under the employment or severance agreements of Messrs. Boissonneault, Herendeen, van Zoonen or Howard in effect as of December 31, 2012 or the 2012 annual cash incentives payable to each Named Executive Officer, if any, included in the “Non-Equity Incentive Plan Compensation” column of the “Summary Compensation Table.” For Ms. Hara, amounts shown under the column entitled “Severance Received” represent cash payments payable to Ms. Hara pursuant to her severance agreement as a result of her departure from the Company on December 31, 2012, including up to $15,000 for outplacement services.

(2)	Amounts shown under the columns entitled “Death,” “Disability,” “Termination Without Cause or for Good Reason” and, in the case of Ms. Hara only, “Termination Without Cause,” include the number of unvested restricted ordinary shares or share units, as applicable, that would vest following such termination, assuming, with respect to performance-vesting restricted shares or share units, that the applicable annual performance target(s) were achieved, times the fair market value as of December 31, 2012 ($12.04). All unvested restricted ordinary shares or share units not vesting as a result of such termination would be forfeited. Amounts shown under the column entitled “Termination Without Cause or for Good Reason After Change of Control” and in the case of Ms. Hara only, “Termination Without Cause After Change of Control,” include the number of unvested restricted ordinary shares or share units, as applicable, that would vest at the time of such termination, times the fair market value as of December 31, 2012 ($12.04). For Ms. Hara, amounts shown under the column entitled “Severance Received” include the number of unvested restricted ordinary shares that vested as a result of her departure from the Company on December 31, 2012, assuming, with respect to performance-vesting restricted shares, that the 2012 annual performance target was achieved, times the fair market value as of December 31, 2012 ($12.04). All unvested restricted ordinary shares not vesting as a result of such termination were forfeited. Amounts shown do not include the amount of any accrued dividend equivalent amounts payable upon the vesting of certain restricted ordinary shares or share units, as applicable, including with respect to Ms. Hara, payments of $65,029 based upon the vesting of certain restricted ordinary shares as a result of the Company’s 2010 Special Dividend, 2012 Special Dividend and December 2012 Semi-Annual Dividend payable upon her departure from the Company on December 31, 2012.

(3)	Amounts shown under the columns entitled “Death,” “Disability,” “Termination Without Cause or for Good Reason” and, in the case of Ms. Hara only, “Termination Without Cause,” represent the exercise value of the number of unvested options that would vest following such termination, calculated by multiplying the number of ordinary shares underlying such options by an amount equal to the fair market value as of December 31, 2012 ($12.04), less the exercise price. All unvested options not vesting as a result of such termination would be forfeited. Amounts shown under the column entitled “Termination Without Cause or for Good Reason After Change of Control” and in the case of Ms. Hara only, “Termination Without Cause After Change of Control,” represent the exercise value of the number of unvested options that would vest following such termination, calculated by multiplying the number of ordinary shares underlying such options by an amount equal to the fair market value as of December 31, 2012 ($12.04), less the exercise price. For Ms. Hara, amounts shown under the column entitled “Severance Received” represent the exercise value of the number of unvested options that vested as a result of her departure from the Company on December 31, 2012, calculated by multiplying the number of ordinary shares underlying such options by an amount equal to the fair market value as of December 31, 2012 ($12.04), less the exercise price. All unvested options not vesting as a result of such termination were forfeited.

(4)	Represents the estimated cost to the Company of continuing health and welfare benefits for the Named Executive Officers.

(5)	This calculation has been performed only for disclosure purposes. Payments in the event of an actual change of control may differ based on factors such as the transaction price, the timing of employment termination and payments, the methodology for valuing options, changes in compensation, and reasonable compensation analyses. The Company did not attribute any value to non-competition covenants or take the position that any part of the value of the performance-vesting restricted shares or share units was reasonable compensation for services prior to the change of control. Based on these assumptions, none of the Named Executive Officers would be entitled to a gross-up payment for the period presented.

(6)	In the event of termination by Mr. van Zoonen for good reason, such amount would be reduced to $440,578 as a result of Mr. van Zoonen not being entitled to a twelve-month “garden leave” period following such a termination.

(7)	In the event of termination by Mr. van Zoonen for good reason, whether or not in connection with a change in control, such amount would be reduced to zero as a result of Mr. van Zoonen not being entitled to a twelve-month “garden leave” period following such a termination.

(8)	In the event of termination by Ms. Hara for good reason, whether or not in connection with a change of control, such amounts would vest pursuant to the terms of the applicable award agreements, but Ms. Hara would not be entitled to any other benefits following such a termination.

RELATED PERSON TRANSACTIONS

Transactions between the Company and the Sponsors and their Affiliates

On January 18, 2005, Warner Chilcott Limited, Warner Chilcott Holdings Company II, Limited and Warner Chilcott Holdings Company III, Limited, and certain of their respective shareholders (“Shareholders”), including the Sponsors, entered into a shareholders agreement (the “Sponsor Shareholders Agreement”), which was subsequently amended and restated on March 31, 2005. The Company became a party to the Sponsor Shareholders Agreement as of August 20, 2009 in the place of Warner Chilcott Limited, and the provisions of the Sponsor Shareholders Agreement that were previously operative as to Warner Chilcott Limited are now operative as to the Company.

The Sponsor Shareholders Agreement included customary terms regarding the election of members of the board of directors, matters requiring the consent of a specified majority of Shareholders, share transfer restrictions, rights of first offer, tag-along rights, drag-along rights and certain preemptive rights.

The Sponsor Shareholders Agreement also provided for (i) customary demand registration rights following the six-month anniversary of the Company’s initial public offering (“IPO”), which require the Company to effect registration of the Registrable Securities (as defined in the Sponsor Shareholders Agreement) upon written request from Sponsors holding more than 10% of the then-outstanding Registrable Securities, (ii) customary piggy-back registration rights and (iii) shelf demand registration rights at any time after the twelve-month anniversary of the Company’s IPO if the Company becomes eligible to use a registration statement on Form S-3. In November 2009, the Company received the first demand registration notice from the Sponsors and, in connection therewith, the Sponsors, certain members of the Company’s management team and certain other shareholders sold 23.0 million ordinary shares in a registered public offering in November 2009. In March 2011, the Company received a second demand registration notice from the remaining Sponsors and, in connection therewith, the remaining Sponsors, certain members of the Company’s management team and certain other shareholders sold approximately 26.5 million ordinary shares in March 2011. In August 2012, the Company received a third demand registration notice from the remaining Sponsors and, in connection therewith, the remaining Sponsors, certain members of the Company’s management team and certain other shareholders sold an aggregate of approximately 42.9 million ordinary shares in September 2012 (the “2012 Secondary Offering”). Following the 2012 Secondary Offering, the remaining Sponsors collectively owned approximately 14% of the Company’s ordinary shares. In November 2012, the Company was informed by a representative of J.P. Morgan Partners that such funds had divested all of such funds’ holdings of the Company’s ordinary shares. Following such sale, the remaining Sponsors collectively owned approximately 9% of the Company’s ordinary shares. In March 2013, the Company was informed by a representative of Bain Capital Investors, LLC that such funds had divested all of such funds’ holdings of the Company’s ordinary shares. Following such sale, the remaining Sponsor owned approximately 4.6% of the Company’s ordinary shares.

In addition, under the Sponsor Shareholders Agreement, each of the Company, Warner Chilcott Limited, Warner Chilcott Holdings Company II, Limited and Warner Chilcott Holdings Company III, Limited agreed to indemnify the Shareholders with respect to the Sponsor Shareholders Agreement, including with respect to registrations made pursuant to the above-mentioned registration rights, and transactions to which any of the Warner Chilcott entities is a party or any other circumstances with respect to any of the Warner Chilcott entities, or the operations of or services provided by any of the Shareholders to any of the Warner Chilcott entities from time to time.

The Sponsor Shareholders Agreement terminated upon the occurrence of the Company’s IPO in September of 2006, except with respect to registration rights, certain share transfer restrictions, indemnification and certain other provisions.

Transactions with Management

Warner Chilcott Limited, Warner Chilcott Holdings Company II, Limited, Warner Chilcott Holdings Company III, Limited, the Sponsors and all of the Named Executive Officers (other than Mr. van Zoonen) entered into a Management Shareholders Agreement dated as of March 28, 2005 (the “Management Shareholders

Agreement”). As of August 20, 2009, the Company became a party to the Management Shareholders Agreement in the place of Warner Chilcott Limited, and the provisions of the Management Shareholders Agreement that were operative as to Warner Chilcott Limited were then operative as to the Company.

On November 8, 2012, the Company and certain other parties to the Management Shareholders Agreement terminated the Management Shareholders Agreement (the “Termination”). The Termination terminated certain restrictions on transfer applicable to shares of the Company held by members of management, including the Named Executive Officers (other than Mr. van Zoonen), as well as certain piggy-back registration rights held by such members of management.

Transactions with Others

During 2012, Roger Boissonneault’s daughter, Amber Boissonneault, was employed with the Company as a regional sales director. Ms. Boissonneault received aggregate compensation, inclusive of her base salary, bonus, equity awards and Company contribution under the Company’s 401(k) Savings Plan, of $234,561 for her employment in the year ended December 31, 2012.

AUDIT COMMITTEE REPORT

The information contained in this report shall not be deemed to be “soliciting material” or “filed” or incorporated by reference in future filings with the SEC, or subject to the liabilities of Section 18 of the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates it by reference into a document filed under the Securities Act of 1933 or the Securities Exchange Act of 1934.

The Audit Committee currently consists of Mr. Bloem, Mr. Fitzgerald, Dr. King and Mr. O’Sullivan. Mr. Bloem is the chairman of the Audit Committee and qualifies as an audit committee “financial expert” under the rules of the SEC. The Audit Committee has the responsibilities and authority described in the Company’s Audit Committee Charter, which has been approved by the board of directors. A copy of the Audit Committee Charter is available on the Company’s website at www.wcrx.com under “Investor Relations” and “Corporate Governance.” The board of directors has determined that each of the members of the Audit Committee meets the independence requirements set forth in Rule 10A-3(b)(1) under the Securities Exchange Act of 1934, as amended, and that at least one member qualifies as an audit committee “financial expert” under the rules of the SEC. In addition, the board of directors has determined that each member of the Audit Committee meets the criteria for independence established by NASDAQ.

The Audit Committee has: (i) reviewed and discussed the audited consolidated financial statements for the year ended December 31, 2012 with management and the Company’s independent auditors, PricewaterhouseCoopers LLP, a registered public accounting firm; (ii) discussed with PricewaterhouseCoopers LLP the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (Communication with Audit Committees), as adopted by the Public Company Accounting Oversight Board; (iii) received the written disclosures and the letter from PricewaterhouseCoopers LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding the firm’s communications with the Audit Committee concerning independence; and (iv) discussed with PricewaterhouseCoopers LLP the firm’s independence.

Based on these reviews and discussions, the Audit Committee recommended to the board of directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2012 for filing with the SEC and the board of directors approved such inclusion.

The Company strives to engage the most effective (in terms of cost, qualifications and ability to meet the Company’s timing requirements) provider of services on each project that requires external assistance and believes that this practice is in the best interests of the Company. During the two prior fiscal years, in addition to its audit and audit-related work, PricewaterhouseCoopers LLP was engaged to provide certain permitted non-audit services more fully described elsewhere in this Proxy Statement, including (i) in 2011, services in connection with the restructuring of the Company’s Western European operations following the loss of exclusivity for ACTONEL in Western Europe, and (ii) in 2012, services in connection with the Company’s exploration of strategic alternatives. Prior to the engagement of PricewaterhouseCoopers LLP with respect to each of such non-audit services, the Audit Committee discussed the engagement with management and considered whether the provision of such non-audit services by PricewaterhouseCoopers LLP was compatible with maintaining such firm’s independence. Following such discussions and review, the Audit Committee concurred with management’s determination that PricewaterhouseCoopers LLP would be the most effective provider of such services and that the engagement of PricewaterhouseCoopers LLP was therefore in the best interests of the Company. After reviewing the services provided by PricewaterhouseCoopers LLP, including all non-audit services, the Audit Committee, in accordance with its charter, authorized the appointment, which will be voted on by the Company’s shareholders at the Annual Meeting, of PricewaterhouseCoopers LLP, a registered public accounting firm, as independent auditors of the Company.

Respectfully submitted by the Audit Committee,

James H. Bloem, Chairman

Liam M. Fitzgerald

John A. King, Ph.D.

Patrick J. O’Sullivan

INDEPENDENT AUDITORS

The Audit Committee of the board of directors has selected the firm of PricewaterhouseCoopers LLP, a registered public accounting firm, as independent auditors of the Company for the year ending December 31, 2013. PricewaterhouseCoopers LLP has audited the financial statements of the Company (and, prior to our redomestication to Ireland, Warner Chilcott Limited) since Warner Chilcott Limited began operations on January 5, 2005.

Fees Paid to PricewaterhouseCoopers LLP

The following table sets forth the aggregate fees paid to PricewaterhouseCoopers LLP for audit services rendered in connection with the Company’s consolidated financial statements and reports for the years ended December 31, 2012 and December 31, 2011, and for other services rendered during the years ended December 31, 2012 and December 31, 2011 on behalf of the Company and its subsidiaries:

	Year Ended December 31, 2012	Year Ended December 31, 2011
Audit Fees	$5,881,140	$6,861,000
Audit-Related Fees	1,480,000	282,000
Tax Fees	633,121	523,918
All Other Fees	—	3,631,000

Total Fees	$7,994,261	$11,297,918

Audit Fees: Consists of fees billed for professional services rendered for the audit of the Company’s consolidated financial statements, the review of the interim condensed consolidated financial statements included in quarterly reports, services that are normally provided by PricewaterhouseCoopers LLP in connection with statutory and regulatory filings or engagements and attest services, except those not required by statute or regulation.

Audit-Related Fees: Consists of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of the Company’s consolidated financial statements and are not reported under “Audit Fees.” These services include work on proposed transactions, attest services that are not required by statute or regulation, and consultations concerning financial accounting and reporting standards. For the year ended December 31, 2012, audit-related fees consisted primarily of fees billed for services in connection with the Company’s exploration of strategic alternatives. For the year ended December 31, 2011, audit-related fees consisted primarily of fees billed for services in connection with the restructuring of the Company’s Western European operations following the loss of exclusivity for ACTONEL in Western Europe.

Tax Fees: Consists of fees billed for tax compliance/preparation and other tax services. Tax compliance/preparation services consist of professional services related to international tax compliance and assistance with domestic and international tax return preparation. Other tax services typically consist of fees billed for other miscellaneous tax consulting services. For the year ended December 31, 2012, other tax services consisted primarily of fees billed for consulting services rendered in connection with (i) miscellaneous tax services in connection with the Company’s exploration of strategic alternatives and (ii) consulting services related to certain U.S. tax planning activities. For the year ended December 31, 2011, other tax services consisted primarily of fees billed for consulting services rendered in connection with certain intercompany transactions.

All Other Fees: For the year ended December 31, 2011, all other fees consisted primarily of fees billed for services in connection with the restructuring of the Company’s Western European operations following the loss of exclusivity for ACTONEL in Western Europe.

Pre-approval of Audit and Permissible Non-Audit Services of Independent Auditors

The Audit Committee pre-approves all audit and permissible non-audit services provided by PricewaterhouseCoopers LLP. These services may include audit services, audit-related services, tax services and other services. The Audit Committee may also pre-approve particular services on a case-by-case basis. Although the Audit Committee is permitted to delegate pre-approval authority to one or more Audit Committee members in accordance with its written charter, the Audit Committee did not exercise such authority with respect to any of the fees paid in 2012 or 2011. All of the fees paid in 2012 and 2011 in the above table were approved by the Audit Committee in conformity with its pre-approval process.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Company’s directors, officers and beneficial owners of more than 10% of the Company’s ordinary shares (collectively, “Reporting Persons”) to file with the SEC initial reports of ownership and reports of changes in ownership of ordinary shares of the Company. Such Reporting Persons are required by SEC regulation to furnish the Company with copies of all Section 16(a) reports they file. Based on its review of the copies of such filings received by it with respect to the year ended December 31, 2012, the Company believes that all required persons complied with all Section 16(a) filing requirements.

SHAREHOLDERS’ PROPOSALS

Shareholder Proposals in the Proxy Statement. Rule 14a-8 under the Exchange Act addresses when a company must include a shareholder’s proposal in its proxy statement and identify the proposal in its form of proxy card when the company holds an annual or special meeting of shareholders. Under Rule 14a-8, in order for your proposals to be considered for inclusion in the proxy statement and proxy card relating to the 2014 Annual General Meeting of Shareholders (the “2014 Annual Meeting”), your proposals must be sent to Warner Chilcott Public Limited Company at 1 Grand Canal Square, Docklands, Dublin 2, Ireland, Attention: Company Secretary, not less than 120 days prior to the anniversary of the date on which the Company’s proxy statement was released to shareholders in connection with the 2013 Annual Meeting. Therefore, the deadline is expected to be December 6, 2013 for the 2014 Annual Meeting. However, if the date of the 2014 Annual Meeting changes by more than 30 days from the anniversary of the 2013 Annual Meeting, the deadline is a reasonable time before we begin to print and mail our proxy materials. We will notify you of any change in this deadline in a quarterly report on Form 10-Q or in another communication to you. Shareholder proposals must also be otherwise eligible for inclusion.

Shareholder Proposals and Nominations for Directors to Be Presented at Meetings. If you desire to bring a matter before an annual general meeting outside the process of Rule 14a-8, you may do so by following the procedures set forth in the Company’s articles of association. The Company’s articles of association establish an advance notice procedure with regard to certain matters, including shareholder proposals not included in the Company’s proxy statement or shareholder recommendations for nominees, to be brought before an annual general meeting of shareholders. In accordance with our articles of association, in order to be properly brought before the 2014 Annual General Meeting, a shareholder’s notice of the matter the shareholder wishes to present must be delivered to Warner Chilcott Public Limited Company at 1 Grand Canal Square, Docklands, Dublin 2, Ireland, Attention: Company Secretary, not less than 120 days nor more than 150 days prior to the anniversary date of the notice convening the Company’s 2013 Annual Meeting and must contain specified information concerning the matters to be brought before such meeting and concerning the shareholder proposing such matters. The Company’s articles of association require that shareholder recommendations for nominees to the board of directors must include the name of the nominee or nominees, a statement of the qualifications of the nominee and a consent signed by the nominee evidencing a willingness to serve as a director, if elected. Any such proposal or nomination must also meet the requirements set forth in the rules and regulations of the SEC, including Rule 14a-8, in order for such proposal or nomination to be eligible for inclusion in the Company’s 2014 proxy statement. Therefore, to be presented at the Company’s 2014 Annual Meeting, such a proposal or nomination must be received by the Company on or after November 6, 2013, but no later than December 6, 2013.

EXPENSES AND SOLICITATION

The cost of solicitation will be borne by the Company, and in addition to directly soliciting shareholders by mail, the Company may request brokers, dealers, banks, trustees or other nominees to solicit their customers who have ordinary shares of the Company registered in the name of the nominee and, if so, will reimburse such brokers, dealers, banks, trustees or other nominees for their reasonable out-of-pocket costs. Solicitation by officers and employees of the Company may also be made of some shareholders in person or by mail or telephone following the original solicitation. The Company has also retained Georgeson Inc. to assist the Company in soliciting proxies for a fee of approximately $18,000, plus reasonable out-of-pocket expenses.

HOUSEHOLDING

Our Annual Report, including our audited financial statements for the year ended December 31, 2012, is being mailed to you along with this Proxy Statement. In order to reduce printing and postage costs, only one Annual Report and one Proxy Statement will be mailed to multiple shareholders sharing an address unless the Company receives contrary instructions from one or more of the shareholders sharing an address. If your household has received only one Annual Report and one Proxy Statement and you wish to receive separate copies of these documents, the Company will deliver promptly a separate copy of such documents to any shareholder who contacts the Company at (973) 442-3200 or sends a written request to Warner Chilcott Public Limited Company, c/o Warner Chilcott Corporation, 100 Enterprise Drive, Rockaway, New Jersey 07866, Attention: Investor Relations. If your household is receiving multiple copies of the Company’s annual reports or proxy statements and you wish to request delivery of a single copy, you may send a written request to Warner Chilcott Public Limited Company, c/o Warner Chilcott Corporation, 100 Enterprise Drive, Rockaway, New Jersey 07866, Attention: Investor Relations.

OTHER BUSINESS

Management does not know of any other matters to be brought before the Annual Meeting except those set forth in the notice thereof. If other business is properly presented for consideration at the Annual Meeting, it is intended that the proxies will be voted by the persons named therein in accordance with their judgment on such matters.

Even if you are a holder of record who plans to attend the Annual Meeting in person, please sign, date and return the enclosed proxy card promptly or vote in accordance with the instructions listed on the proxy card. A postage-paid, return-addressed envelope is enclosed for your convenience. Your cooperation in giving this matter your immediate attention and in returning your proxies will be appreciated.

WHERE YOU CAN FIND MORE INFORMATION

We are required to file annual, quarterly and current reports, proxy statements and other information with the SEC. These filings are not deemed to be incorporated by reference in this Proxy Statement. Statements contained in this Proxy Statement as to the contents of any contract or other document referred to are not necessarily complete and in each instance, if such contract or document is filed as an exhibit to the Annual Report, reference is made to the copy of such contract or other document filed as an exhibit to the Annual Report, each statement being qualified in all respects by such reference. A copy of the Annual Report, including the exhibits and schedules thereto, may be read and copied at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Information on the operation of the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330. In addition, the SEC maintains an Internet website that contains reports, proxy statements and other information about issuers, like us, that file electronically with the SEC. The address of that site is http://www.sec.gov. We also maintain an Internet site at www.wcrx.com. We make available on our

Internet website free of charge our annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K as soon as practicable after we electronically file such reports with the SEC. Our website and the information contained therein or connected thereto shall not be deemed to be incorporated into this Proxy Statement.

UPON WRITTEN REQUEST TO WARNER CHILCOTT PUBLIC LIMITED COMPANY, C/O WARNER CHILCOTT CORPORATION, 100 ENTERPRISE DRIVE, ROCKAWAY, NEW JERSEY 07866, ATTN: INVESTOR RELATIONS, THE COMPANY WILL MAIL WITHOUT CHARGE A COPY OF (i) THE IRISH STATUTORY ACCOUNTS FOR THE YEAR ENDED DECEMBER 31, 2012 AND (ii) THE ANNUAL REPORT FOR THE YEAR ENDED DECEMBER 31, 2012, INCLUDING THE COMPANY’S CONSOLIDATED FINANCIAL STATEMENTS, SCHEDULES AND LIST OF EXHIBITS. THE COMPANY’S IRISH STATUTORY ACCOUNTS AND ANNUAL REPORT ON FORM 10-K ARE ALSO AVAILABLE AT WWW.PROXYVOTE.COM.

Important Notice Regarding the Availability of Proxy Materials for the

Annual General Meeting To Be Held on May 7, 2013

The SEC has adopted rules to allow proxy materials to be posted on the Internet and to provide only a Notice of Internet Availability of Proxy Materials to shareholders. For this Proxy Statement, the Company has chosen to follow the SEC’s full set delivery option, and therefore, although we are posting this Proxy Statement online, we are also mailing a full set of our proxy materials to the Company’s shareholders. The proxy materials, including this Proxy Statement, are available at www.proxyvote.com.

BY ORDER OF THE BOARD OF DIRECTORS

/s/ Ryan T. Sullivan

Ryan T. Sullivan

General Counsel and Secretary

Dated: April 5, 2013

Dublin, Ireland

WARNER CHILCOTT PUBLIC LIMITED COMPANY 1 GRAND CANAL SQUARE, DOCKLANDS DUBLIN 2, IRELAND	VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on May 5, 2013. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on May 5, 2013. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M54970-P33599	KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

WARNER CHILCOTT PUBLIC LIMITED COMPANY

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSALS 1A, 1B, 2 AND 3.
Annual General Meeting

Vote on Directors					Vote to approve the appointment of PricewaterhouseCoopers LLP
1.	Election of Class I Directors 1A) John P. Connaughton	For ☐	Against ☐	Abstain ☐	2.

To approve the appointment of PricewaterhouseCoopers LLP, a registered public accounting firm, as independent auditors of the Company for the fiscal year ending December 31, 2013, and to authorize the Board of Directors to determine the auditors’ remuneration.

							For ☐	Against ☐	Abstain ☐
	1B) Tamar D. Howson	☐	☐	☐
Vote to approve executive compensation
					3.	To approve, on an advisory basis, the compensation of the Company’s named executive officers.	☐	☐	☐
Vote on other matters
In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual General Meeting.

To change the address on your account, please check the box at the right and indicate your new address in the space provided on the reverse side where indicated. Please note that changes to the registered names on the account may not be submitted via this method.

☐
Please indicate if you plan to attend this meeting.		☐ Yes	☐ No

This Proxy is solicited on behalf of the Board of Directors of the Company. This Proxy, when properly executed, will be voted in accordance with the instructions given above. If no instructions are given, this Proxy will be voted “FOR” Proposals 1A and 1B, “FOR” Proposal 2 and “FOR” Proposal 3.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.

Signature [PLEASE SIGN WITHIN BOX]		Date			Signature (Joint Owners)	Date

ANNUAL GENERAL MEETING OF SHAREHOLDERS

OF WARNER CHILCOTT PUBLIC LIMITED COMPANY

MAY 7, 2013

If voting by mail, please date, sign and mail this proxy card in the postage-paid, return-addressed envelope provided as soon as possible.

Important Notice Regarding the Availability of Proxy Materials for the Annual General Meeting:

The Notice, Proxy Statement, Annual Report, Irish Statutory Accounts and other proxy materials are available at www.proxyvote.com

i            Please detach along perforated line and mail in the envelope provided.            i

M54971-P33599

PROXY WARNER CHILCOTT PUBLIC LIMITED COMPANY

ANNUAL GENERAL MEETING OF SHAREHOLDERS

TO BE HELD ON TUESDAY, MAY 7, 2013

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Roger M. Boissonneault, Paul Herendeen and Ryan T. Sullivan, and any of them, each with full power of substitution, as proxies to represent and vote as designated on the reverse side, all the ordinary shares of Warner Chilcott Public Limited Company held of record by the undersigned on March 15, 2013, at the Annual General Meeting of Shareholders to be held at 8:00 a.m. (local time) at The K Club, Straffan, County Kildare, Ireland on Tuesday, May 7, 2013, or any adjournment or postponement thereof.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.) (Continued and to be signed on the reverse side)